UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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VIACOM INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 17, 2009

Dear Viacom Stockholders:

We are pleased to invite you to attend the Viacom Inc. 2009 Annual Meeting of Stockholders. The meeting will be held on Thursday, June 4, 2009 at our corporate headquarters located at 1515 Broadway (enter on 44th St.), New York, New York, beginning at 10:30 a.m., Eastern Daylight Time. Holders of Class A common stock are being asked to vote on the matters listed in the attached Notice of 2009 Annual Meeting of Stockholders.

In order to reduce costs and the environmental impact of printing the Proxy Statement and the other Annual Meeting materials, we have adopted “Notice and Access”, which allows us to deliver these materials to you electronically, instead of by mail. Please follow the instructions found on your Notice of Internet Availability of Proxy Materials (the “Notice”) to:

•	Access the Notice of 2009 Annual Meeting of Stockholders and Proxy Statement, our Stockholder Letter and our 2008 Annual Report on Form 10-K through http://proxymaterials.viacom.com; and

•	Submit your vote if you hold shares of Class A common stock. If you attend the Annual Meeting, you may vote your shares in person.

If you continue to receive paper copies of these materials, Class A holders will find instructions on how to vote on their proxy card or voting instruction card. Given the benefits of Notice and Access, we strongly encourage you to elect electronic delivery for all future stockholder communications.

National Amusements, Inc., which as of our record date of April 10, 2009 beneficially owned shares of Class A common stock representing approximately 81.6% of the voting power of our common stock, has advised us that it intends to vote all of its shares of Class A common stock in favor of each of the matters listed in the attached Notice of 2009 Annual Meeting of Stockholders. Such action by National Amusements will be sufficient to constitute a quorum and to determine the outcome of each of the matters.

We appreciate your continued interest in and support of Viacom and look forward to seeing you at the Annual Meeting.

SUMNER M. REDSTONE	PHILIPPE P. DAUMAN
Executive Chairman of the Board of Directors and Founder	President and Chief Executive Officer

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

To Viacom Stockholders:

The Viacom Inc. 2009 Annual Meeting of Stockholders will be held on Thursday, June 4, 2009 at our corporate headquarters located at 1515 Broadway (enter at 44th St.), New York, New York, beginning at 10:30 a.m., Eastern Daylight Time. The principal business of the meeting will be the consideration of the following matters:

1.	The election of the 11 director nominees identified in the Proxy Statement;

2.	The ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent auditor for 2009; and

3.	Such other business as may properly come before the meeting.

The close of business on April 10, 2009 was the record date for determining the holders of shares of our Class A common stock entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof. For a period of at least ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder during ordinary business hours at our corporate headquarters located at 1515 Broadway, New York, New York.

If you plan to attend the Annual Meeting, please see the section called “How do I obtain admission to the Annual Meeting?” on page 3 for instructions on getting an admission ticket. Please bring photo identification with you for admittance to the meeting.

By order of the Board of Directors,

MICHAEL D. FRICKLAS
Executive Vice President, General Counsel and Secretary

April 17, 2009

2009 PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE 2009 ANNUAL MEETING OF STOCKHOLDERS

What is the purpose of this proxy statement?

The Viacom Board of Directors is soliciting a proxy from stockholders of our Class A common stock for the matters to be considered at the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 4, 2009.

What is the Notice of Internet Availability of Proxy Materials?

In accordance with proxy delivery rules adopted by the SEC in 2007, we intend to commence distribution on or about April 21, 2009 of a notice (the “Notice of Internet Availability of Proxy Materials”) indicating that our Stockholder Letter, Notice of 2009 Annual Meeting of Stockholders and Proxy Statement, and 2008 Annual Report on Form 10-K will be made available at http://proxymaterials.viacom.com. This website will also provide stockholders of Class A common stock with instructions on how to vote their shares. The Notice of Internet Availability of Proxy Materials also indicates how you may request printed copies of these materials, including, for holders of Class A common stock, the proxy card or voting instruction card.

What matters will be voted on at the Annual Meeting?

The principal business of the meeting will be the consideration of the following matters:

1.	The election of the 11 director nominees identified in this proxy statement; and

2.	The ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent auditor for 2009.

How does the Board of Directors recommend holders of Class A common stock vote on each of these matters?

The Board of Directors recommends that you vote your shares:

1.	“FOR” the election of each of the 11 director nominees; and

2.	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent auditor for 2009.

Who is entitled to vote at the Annual Meeting?

The close of business on April 10, 2009 was the record date for determining the holders of our Class A common stock entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof. The Notice of Internet Availability of Proxy Materials received by Class A holders contains instructions on how to vote. Holders of our non-voting Class B common stock may access and receive this proxy statement and related materials but are not entitled to vote at the Annual Meeting or any postponement or adjournment thereof.

How many shares can vote at the Annual Meeting?

As of April 10, 2009, we had outstanding 57,362,389 shares of Class A common stock, with each of those shares being entitled to one vote, and 549,041,353 shares of Class B common stock, which are not entitled to vote.

How many shares must be present or represented at the Annual Meeting to conduct business at the meeting?

Under our Amended and Restated Bylaws, the holders of a majority of the aggregate voting power of the Class A common stock outstanding on the record date, present in person or by proxy at the Annual Meeting, shall constitute a quorum to conduct business at the Annual Meeting. Abstentions and broker non-votes will be treated as present for purposes of determining the presence of a quorum. The shares of our Class A common stock held by National Amusements, Inc. will be voted at the Annual Meeting, which will be sufficient to constitute a quorum.

What vote is required to approve each of the matters?

The affirmative vote of the holders of a majority of the aggregate voting power of the Class A common stock outstanding on the record date, present in person or by proxy at the Annual Meeting, is required to approve each of the matters set forth above.

As of April 10, 2009, National Amusements beneficially owned through its wholly-owned subsidiary, NAIRI, Inc., approximately 81.6% of our outstanding Class A common stock and approximately 10.4% of our outstanding Class A common stock and Class B common stock on a combined basis. Sumner M. Redstone, the controlling stockholder of National Amusements, is our Executive Chairman of the Board of Directors and Founder. National Amusements has advised us that it intends to vote all of the shares of Class A common stock held by NAIRI in favor of each of matters 1 and 2 listed above. Such action by National Amusements will be sufficient to approve the matters.

How can I vote my shares at the Annual Meeting?

Voting by Proxy. Holders of Class A common stock may submit a proxy in either of the following ways:

•

By following the instructions on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card to vote by telephone or the Internet. These instructions can also be found at http://proxymaterials.viacom.com. Your telephone or Internet proxy must be received no later than 11:59 p.m., Eastern Daylight Time, on June 3, 2009; or

•	Complete, sign, date and return the proxy card or voting instruction card so that it is received prior to the Annual Meeting.

Philippe P. Dauman and Michael D. Fricklas (the “proxy holders”) have been designated by our Board of Directors to vote the shares represented by proxy at the Annual Meeting. Messrs. Dauman and Fricklas are executive officers of Viacom, and Mr. Dauman is also a director nominee. They will vote the shares represented by your valid and timely received proxy in accordance with your instructions, or if you do not specify instructions on your proxy when you submit it, the shares represented by the proxy will be voted in accordance with the recommendations of the Board of Directors as described in this proxy statement. If any other matter properly comes before the Annual Meeting, the proxy holders will vote the shares represented by proxy on that matter in their discretion.

Shares Held in the Viacom 401(k) Plan. Voting instructions relating to shares of Class A common stock held in the Viacom 401(k) plan must be received no later than 11:59 p.m., Eastern Daylight Time, on June 2, 2009 so that the trustee of the plan (who votes the shares on behalf of plan participants) has adequate time to tabulate the voting instructions. Shares held in the Viacom 401(k) plan that are not voted or for which the trustee does not receive timely voting instructions will be voted by the trustee in the same proportion as the shares held in the plan that are timely voted.

Voting other than by Proxy. While we encourage voting in advance by proxy, holders of Class A common stock (other than shares held in the Viacom 401(k) plan) also have the option of voting their shares in person at the Annual Meeting.

Can I change my vote or revoke my proxy after I return my proxy card?

Shares Held other than in the Viacom 401(k) Plan. You may change your vote or revoke your proxy at any time before your proxy is voted at the Annual Meeting. A proxy may be revoked before the voting deadline by sending written notice to Michael D. Fricklas, Secretary, Viacom Inc., 1515 Broadway, New York, NY 10036-5794, or by submission (including telephone or Internet submission) of a proxy bearing a later date than the proxy being revoked to Broadridge, P.O. Box 9111, Farmingdale, NY 11735. Revocations made by telephone or the Internet must be received by 11:59 p.m., Eastern Daylight Time, on June 3, 2009. A holder may also revoke a proxy by voting in person at the Annual Meeting.

Shares Held in the Viacom 401(k) Plan. Voting instructions relating to shares of Class A common stock held in a 401(k) plan may be revoked prior to 11:59 p.m., Eastern Daylight Time, on June 2, 2009 by sending written notice to Michael D. Fricklas, Secretary, Viacom Inc., 1515 Broadway, New York, NY 10036-5794, or by submission (including telephone or Internet submission) of voting instructions bearing a later date than the voting instructions being revoked to Broadridge, P.O. Box 9111, Farmingdale, NY 11735. Revocations made by telephone or the Internet must be received by 11:59 p.m., Eastern Daylight Time, on June 2, 2009.

What effect do abstentions and broker non-votes have on the matters to be voted upon?

An abstention with respect to any matter will have the effect of a vote against such matter.

Broker non-votes may occur because certain beneficial holders of our Class A common stock hold their shares in “street name” through a broker or other nominee. Under the rules of the New York Stock Exchange (the “NYSE”), the broker or nominee may not be permitted to exercise voting discretion with respect to some matters to be acted upon at our Annual Meeting. Therefore, if a beneficial holder of our Class A common stock does not give the broker or nominee specific voting instructions, the holder’s shares may not be voted on those matters and a broker non-vote will occur. Broker non-votes will have no effect on the voting results for such matters.

How do I obtain admission to the Annual Meeting?

If you plan to attend the Annual Meeting and are a registered holder of Class A common stock, please mark the appropriate box on the proxy card, or so indicate when you vote by telephone or the Internet, and an admission ticket will be sent to you. If you are a registered holder of Class B common stock or you hold shares of Class A or Class B common stock beneficially in a brokerage account or otherwise and you plan to attend the Annual Meeting, you will need to obtain an admission ticket in advance by sending a written request along with proof of ownership (such as your brokerage firm account statement or advice/statement of holdings from our transfer agent) to Director, Shareholder Relations, Viacom Inc., 1515 Broadway, 52nd Floor, New York, New York 10036-5794. Please bring photo identification with you for admittance to the meeting.

Who will bear the cost of soliciting votes for the Annual Meeting?

We will pay the cost of the solicitation of proxies, including the preparation, website posting, printing and delivery of the Notice of Internet Availability of Proxy Materials, proxy statement and related materials. We will furnish copies of these materials to banks, brokers, fiduciaries, custodians and other nominees that hold shares on behalf of beneficial owners so that they may forward the materials to beneficial owners.

Who will count the votes?

We have retained IVS Associates, Inc. to tabulate the votes and serve as the independent inspector of election for the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We will publish the final results of the voting in our Quarterly Report on Form 10-Q for the period ending June 30, 2009.

How can I elect to receive future shareholder communications such as proxy materials electronically?

Stockholders will receive future Viacom proxy statements, annual reports and other stockholder communications electronically instead of by mail, unless you have advised us that you prefer to receive a printed copy. Stockholders who have previously enrolled in electronic delivery of shareholder communications will continue to receive their materials electronically. This helps us reduce the use of paper and other resources, and lower our printing, postage and other costs. We highly recommend that you receive electronic delivery of these documents. You can elect to participate in electronic delivery of such materials when you vote on the Internet. You can also enroll at www.icsdelivery.com/viacom.

COMPANY INFORMATION AND MAILING ADDRESS

We were organized as a Delaware corporation in 2005 in connection with our separation from the former Viacom Inc. (“Former Viacom”), which is now known as CBS Corporation. Our mailing address is Viacom Inc., 1515 Broadway, New York, NY 10036-5794, and our telephone number is (212) 258-6000. Our website address is www.viacom.com.

References in this proxy statement to “Viacom,” “company,” “we,” “us” and “our” refer to Viacom Inc. and our consolidated subsidiaries, unless the context requires otherwise. Information on our website is not intended to be incorporated into this proxy statement.

ITEM 1 – ELECTION OF DIRECTORS

The election of 11 directors is proposed by the Board of Directors, each director to hold office, in accordance with our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, for a term of one year and until his or her successor is duly elected and qualified.

All of the director nominees are current members of our Board of Directors who were last elected at our 2008 Annual Meeting. The Governance and Nominating Committee unanimously recommended to the Board that the director nominees be invited to stand for re-election at the Annual Meeting.

In accordance with the Board’s recommendation, the proxy holders will vote the shares of Class A common stock covered by the respective proxies FOR the election of each of the 11 director nominees set forth below, unless the stockholder gives instructions to the contrary. If, for any reason, any of the director nominees becomes unavailable for election, the proxy holders may exercise discretion to vote for substitute nominees proposed by the Board. Each of the director nominees has indicated that he or she will be able to serve if elected and has agreed to do so.

Information about each director nominee is set forth below, including the director’s business experience, tenure on our Board and Former Viacom’s board, as applicable, independence status as determined by the Board of Directors in accordance with the standards discussed under “Our Board of Directors,” and service on the boards of directors of other public companies and investment companies. In addition, important information about Viacom’s corporate governance practices, the responsibilities and functioning of the Board and its committees, director compensation and related person transactions is found elsewhere in this proxy statement. We encourage you to review this information in connection with your decisions on the election of the 11 director nominees.

George S. Abrams	Age 77	Not Independent
Mr. Abrams has been a member of our Board since January 1, 2006, having previously served as a director of Former Viacom since 1987. He is an attorney associated with the law firm of Winer and Abrams in Boston since 1969. Prior to that, Mr. Abrams served for three years as General Counsel and Staff Director of the United States Senate Judiciary Committee for Refugees. Mr. Abrams is a Trustee of the Boston Museum of Fine Arts and a Fellow and/or Director of a number of other arts and education related boards and foundations. He is also a director of National Amusements, Inc. and Sonesta International Hotels Corporation.

Philippe P. Dauman	Age 55	Not Independent
Mr. Dauman has been our President and Chief Executive Officer since September 2006 and a member of our Board since January 1, 2006, having previously served as a director of Former Viacom since 1987. Prior to joining Viacom, he was Co-Chairman and Chief Executive Officer of DND Capital Partners, L.L.C., a private equity firm specializing in media and telecommunications investments that he co-founded with Mr. Dooley, from May 2000 until September 2006. Prior to that, Mr. Dauman held several positions at Former Viacom, which he first joined in 1993, including, most recently, Deputy Chairman and member of its Executive Committee. Mr. Dauman is also a director of National Amusements, Inc. and Lafarge S.A.

Thomas E. Dooley	Age 52	Not Independent
Mr. Dooley has been our Senior Executive Vice President and Chief Administrative Officer since September 2006, our Chief Financial Officer since January 1, 2007 and a member of our Board since January 1, 2006. Prior to joining Viacom, he was Co-Chairman and Chief Executive Officer of DND Capital Partners, L.L.C., a private equity firm specializing in media and telecommunications investments that he co-founded with Mr. Dauman, from May 2000 until September 2006. Before that, Mr. Dooley held various corporate and divisional positions at Former Viacom, which he first joined in 1980, including, most recently, Deputy Chairman and member of its Executive Committee. Mr. Dooley is also a director of Sapphire Industrial Corp.

Alan C. Greenberg	Age 81	Independent
Mr. Greenberg has been a member of our Board since January 1, 2006, having previously served as a director of Former Viacom since 2003. Mr. Greenberg is Vice Chairman Emeritus of JPMorgan Chase & Co., having previously served as Chairman of the Executive Committee of The Bear Stearns Companies Inc. from June 2001 until Bear Stearns was acquired by JPMorgan in May 2008. Mr. Greenberg also served as Chairman of the Board of Bear Stearns from 1985 to 2001, and as its Chief Executive Officer from 1978 to 1993.

Robert K. Kraft	Age 67	Independent
Mr. Kraft has been a member of our Board since January 1, 2006. He is Chairman and Chief Executive Officer of The Kraft Group, which includes the New England Patriots, New England Revolution, Gillette Stadium, Rand-Whitney Group and International Forest Products Corporation. Mr. Kraft has served as Chairman of the NFL’s Finance Committee since 1998. He is also a director of the Dana Farber Cancer Institute, the Federal Reserve Bank of Boston and The New England Patriots Charitable Foundation.

Blythe J. McGarvie	Age 52	Independent
Ms. McGarvie has been a member of our Board since April 12, 2007. She is the Chief Executive Officer of Leadership for International Finance, LLC, a firm focusing on improving clients’ financial positions and providing leadership seminars for corporate and academic groups, having previously served as President since January 2003. From 1999 through 2002, Ms. McGarvie was the Executive Vice President and Chief Financial Officer of BIC Group. Prior to that, Ms. McGarvie served as Senior Vice President and Chief Financial Officer of Hannaford Bros. Co. from 1994 to 1999. Ms. McGarvie is also a director of Accenture Ltd., The Pepsi Bottling Group, Inc. and The Travelers Companies, Inc.

Charles E. Phillips, Jr.	Age 49	Independent
Mr. Phillips has been a member of our Board since January 1, 2006, having previously served as a director of Former Viacom since 2004. He has been a President of Oracle Corporation since May 2003, having also served as a member of the Board of Directors and Executive Management Committee for Oracle Corporation since January 2004. Prior to joining Oracle, Mr. Phillips was with Morgan Stanley’s Institutional Securities Division from 1994 to 2003, where he was responsible for analyzing the enterprise software industry. Mr. Phillips is also a director of Oracle Corporation and Morgan Stanley.

Shari Redstone	Age 55	Not Independent
Ms. Redstone has been the Non-Executive Vice Chair of our Board since January 1, 2006. She also serves as Non-Executive Vice Chair of the Board of CBS Corporation. Ms. Redstone served on the Board of Former Viacom since 1994, becoming Vice Chairman in June 2005. She has been President of National Amusements, Inc. since January 2000, and prior to that, served as Executive Vice President of National Amusements since 1994. Ms. Redstone practiced law from 1978 to 1993, with her practice including corporate law, estate planning and criminal law. She is a member of the Board of Directors and Executive Committee for the National Association of Theatre Owners, Co-Chairman and Co-Chief Executive Officer of MovieTickets.com, Inc. and Chairman and Chief Executive Officer of CineBridge Ventures, Inc. She is also a member of the board of several charitable organizations, including the Dana Farber Cancer Institute, Combined Jewish Philanthropies and the John F. Kennedy Library Foundation. Ms. Redstone is also a director of National Amusements. She is the daughter of Sumner Redstone.

Sumner M. Redstone	Age 85	Not Independent
Mr. Redstone has been our Executive Chairman of the Board of Directors and Founder since January 1, 2006. He also serves as Executive Chairman and Founder of CBS Corporation. He was Chief Executive Officer of Former Viacom from 1996 to 2005 and Chairman of the Board of Former Viacom since 1986. He has been Chairman of the Board of National Amusements, Inc., our controlling stockholder, since 1986, its Chief Executive Officer since 1967 and also served as its President from 1967 through 1999. Mr. Redstone served as the first Chairman of the Board of the National Association of Theatre Owners and is currently a member of its Executive Committee. He has been a frequent lecturer at universities, including Harvard Law School, Boston University Law School and Brandeis University. Mr. Redstone graduated from Harvard University in 1944 and received an LL.B. from Harvard University School of Law in 1947. Upon graduation, he served as law secretary with the U.S. Court of Appeals and then as a special assistant to the U.S. Attorney General. Mr. Redstone served in the Military Intelligence Division during World War II. While a student at Harvard, he was selected to join a special intelligence group whose mission was to break Japan’s high-level military and diplomatic codes. Mr. Redstone received, among other honors, two commendations from the Military Intelligence Division in recognition of his service, contribution and devotion to duty, and the Army Commendation Award.

Frederic V. Salerno	Age 65	Independent
Mr. Salerno has been a member of our Board since January 1, 2006, having previously served as a director of Former Viacom since 1994. Mr. Salerno is a retired Vice Chairman and Chief Financial Officer of Verizon Communications Inc., a position he held from June 2000 to October 2002. Prior to that, Mr. Salerno served as Vice Chairman and Chief Financial Officer of Bell Atlantic (Verizon’s predecessor) from August 1997. Prior to the merger of Bell Atlantic and NYNEX Corporation, Mr. Salerno served as Vice Chairman, Finance and Business Development, of NYNEX from 1994 to 1997. Mr. Salerno was Vice Chairman of the Board of NYNEX and President of the NYNEX Worldwide Services Group from 1991 to 1994. Mr. Salerno is also a director of Akamai Technologies, Inc., CBS Corporation, IntercontinentalExchange, Inc., Popular Inc. and National Fuel Gas Company.

William Schwartz	Age 75	Independent
Mr. Schwartz has been a member of our Board since January 1, 2006, having previously served as a director of Former Viacom since 1987. He is counsel to the law firm of Cadwalader, Wickersham & Taft, a position he has held since 1988. Mr. Schwartz served as Vice President for Academic Affairs (the chief academic officer) of Yeshiva University from 1993 to 1998, and has been University Professor of Law at Yeshiva University and the Cardozo School of Law since 1991. Mr. Schwartz was Dean of the Boston University School of Law from 1980 to 1988, and a professor of law at Boston University from 1955 to 1991. Mr. Schwartz is an honorary member of the National College of Probate Judges. Mr. Schwartz formerly served as chairman of UST Corp., and was chairman of the Boston Mayor’s Special Commission on Police Procedures and a member of the Legal Advisory Board of the New York Stock Exchange.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote “FOR” the election of each of the director nominees named above.

OUR BOARD OF DIRECTORS

Our Board of Directors is comprised of 11 members, 6 of whom are independent under the standards discussed below. The Board has three standing committees: the Audit Committee, the Compensation Committee and the Governance and Nominating Committee, each of which is comprised solely of independent directors. Our Board met 8 times in 2008, and each of our directors attended at least 75% of the meetings of the Board and Committees on which the director served. In addition to our Board and Committee meetings, all directors are expected to attend the Annual Meeting and all of our directors attended our 2008 Annual Meeting except for Mr. Kraft, who was unable to attend due to another commitment.

Director Independence

Our Corporate Governance Guidelines (the “Guidelines”) provide that a majority of our directors must be independent of Viacom, as “independence” is defined in the New York Stock Exchange listing standards (the “NYSE listing standards”) and in the Guidelines. The NYSE listing standards set forth five “bright-line” tests that require a finding that a director is not independent if the director fails any of the tests. In addition, the NYSE listing standards provide that a director is not independent unless the Board affirmatively determines that the director has no “material relationship” with Viacom. Our Guidelines set forth categorical standards to assist the Board in determining what constitutes a “material relationship” with Viacom. These standards are summarized below and are also set forth in their entirety in our Guidelines, which are posted in the “Investor Relations/Corporate Governance” section of our website at www.viacom.com.

Under the categorical standards in our Guidelines, the following relationships are generally deemed not to be material:

•

the types of relationships identified by the NYSE listing standard’s bright-line tests, if they occurred more than five years ago (the Board will review any such relationship if it occurred more than three but less than five years ago);

•

a relationship whereby the director has received, or an immediate family member of the director has received for service as an executive officer, $120,000 or less in direct compensation from us during any twelve-month period within the last three years; and

•	a relationship where the director is an executive officer or employee, or an immediate family member of the director is an executive officer, of the following:

•

a company that made payments to or received payments from us for property or services in an amount that, in any of the last three fiscal years, is less than 1% of such company’s annual consolidated gross revenues;

•	a company which is either indebted to us or a creditor of ours in an amount that is less than 1% of such company’s total consolidated assets; and

•	a tax-exempt organization that received contributions from us in the prior fiscal year in an amount less than the greater of $500,000 or 1% of that organization’s consolidated gross revenues.

For relationships that exceed the thresholds set forth above, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, is made by the directors who are independent. In addition, the Guidelines state that, generally, the types of relationships not addressed by the NYSE listing standards or the categorical standards described in the Guidelines will not, by themselves, cause a director to be considered not independent. However, the Board may, after considering relevant facts and circumstances, determine that a director is not independent for any reason it deems appropriate.

Independence of Our Directors.  When considering whether a director is independent, we believe it is important for our Board to have a range of information about the director so that it can make an informed independence determination. Our Governance and Nominating Committee and the full Board review summary information sheets on each director that contain information relating to the director’s employment, any relationships required to be disclosed as related person transactions in this proxy statement, other relationships not required to be disclosed in this proxy statement because they do not meet materiality thresholds, any relationship of which we are aware between the director or a director’s family member and Viacom or any other Viacom director or executive officer (for example, overlapping directorships), other public company board and committee memberships and affiliations with not-for-profit organizations. In addition, as discussed under “Related Person Transactions,” the Governance and Nominating Committee receives reports on all transactions between related persons and us, regardless of whether such transaction is determined to involve a material interest by a related person.

Since our 2008 Annual Meeting, 6 of our 11 directors have been independent: Messrs. Greenberg, Kraft, Phillips, Salerno and Schwartz, and Ms. McGarvie. In April 2009, the Board conducted its annual review of the independence of the director nominees and confirmed that these directors continued to be independent. In connection with the review, the Governance and Nominating Committee and the Board considered the summary information sheets described above. With respect to specific transactions involving companies affiliated with an independent director, the Board considered Mr. Greenberg’s new position as non-executive Vice Chairman Emeritus at JPMorgan Chase & Co. (having previously served as Chairman of the Executive Committee of Bear Stearns prior to JPMorgan Chase’s acquisition of Bear Stearns), and that JPMorgan provides banking and other services to us from time to time, including acting as trustee for our tax-qualified retirement plans and our broker when we repurchase shares under our stock repurchase program. It also considered the commercial agreements we have in place with Oracle Corporation, where Charles Phillips is a President, for the licensing or purchase of software and other equipment and related consulting services. In both instances, the financial amounts relating to the transactions in the aggregate were well below 1% of the other company’s revenues, which is the applicable threshold under our Guidelines below which transactions are presumed not to affect independence. In addition, these transactions were not entered into as a result of Messrs. Greenberg’s or Phillips’ service on our Board and were negotiated on an arm’s length basis. Therefore, although considered, the Board reached a determination that these transactions had no impact on the independence of either Mr. Greenberg or Mr. Phillips.

Board Committees

The following chart sets forth the membership of our Board committees in 2008 and currently. The Board reviews and determines the membership of the committees at least annually, with input from the Governance and Nominating Committee.

Committee	Members	Number of Meetings in 2008
Audit Committee	Frederic V. Salerno, Chair Blythe J. McGarvie Charles E. Phillips, Jr.	8
Compensation Committee	Robert K. Kraft, Chair Frederic V. Salerno William Schwartz	9
Governance and Nominating Committee	William Schwartz, Chair Robert K. Kraft Frederic V. Salerno	4

Information about the committees, their respective roles and responsibilities and their charters is set forth below. Each of our committees has a written charter, which is posted in the “Investor Relations/Corporate Governance” section of our website at www.viacom.com.

Audit Committee.  The Audit Committee Charter provides that the Audit Committee will be comprised of at least three independent directors, each of whom also meets the additional standards for Audit Committee independence set forth in the NYSE listing standards, that all Audit Committee members be financially literate and that the Committee have at least one “audit committee financial expert.” In accordance with its Charter, the

Committee holds at least six regular meetings each year. It meets separately with the independent auditor at least four times each year, and regularly in executive session with members of our senior management team. The Audit Committee is responsible for the following, among other things:

•	the appointment, compensation, retention, termination and oversight of our independent auditor, including reviewing with the independent auditor the scope of the audit plan and audit fees;

•	reviewing our financial statements and related SEC filings and financial disclosures;

•	overseeing our compliance with the requirements of Section 404 of the Sarbanes-Oxley Act with respect to internal control over financial reporting;

•	oversight of our internal audit function; and

•	oversight of our compliance with legal and regulatory requirements.

The Committee is empowered to hire outside advisors as it deems appropriate. For additional information on the Committee’s role and its oversight of the independent auditor during 2008, see “Report of the Audit Committee.”

Audit Committee Financial Experts

The Board of Directors has determined that all of the members of the Audit Committee are “financially literate,” as that term is interpreted by the Board in its business judgment. In addition, the Board has determined that all three members, Ms. McGarvie, Mr. Phillips and Mr. Salerno (Chair), are independent directors and qualify as “audit committee financial experts,” as that term is defined in the regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

Service on the Audit Committees of Other Public Companies

We do not restrict the number of other audit committees on which members of our Audit Committee may serve; however, in recommending director candidates to the Board and directors to serve on committees of the Board, the Governance and Nominating Committee considers the other demands on each director’s time, including those arising from such service. Mr. Salerno, the Chair of the Audit Committee, currently serves on the audit committees of more than three other public companies. The Board has determined that Mr. Salerno’s service on the audit committees of these other companies does not impair his ability to effectively serve on our Audit Committee or as Chair of our committee. This determination is based on his experience as the former chief financial officer of a major public company, experience as the Chair of our Audit Committee and as a member of the audit committees of other major corporations, and the fact that he is retired from full-time employment and therefore able to devote sufficient attention to his responsibilities to our Audit Committee.

Compensation Committee.  The Compensation Committee Charter provides that the Compensation Committee will be comprised of at least three independent directors, each of whom must also be an “outside director” as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended. In accordance with its Charter, the Committee holds at least four regular meetings each year and meets regularly in executive session, including with its independent outside advisors. The Compensation Committee is responsible for the following, among other things:

•	establishing and regularly reviewing our general compensation philosophy, strategy, principles and policies;

•

reviewing and approving the total compensation packages for our Executive Chairman and Founder, our President and Chief Executive Officer, our other executive officers, the divisional executives who report to the CEO, and certain other executives;

•	reviewing and making recommendations to the Board on compensation plans and overseeing the administration of those plans;

•	determining the appropriate design for awards made under our annual cash bonus and equity compensation plans and setting related performance targets;

•	approving all equity awards we grant; and

•	evaluating the performance of our Executive Chairman and Founder and our President and Chief Executive Officer, and other executives as appropriate, including in the context of succession planning.

The Committee is empowered to hire outside advisors as it deems appropriate. For additional information on the Committee’s role, its use of outside advisors and its processes for the consideration and determination of executive compensation, see “Compensation Discussion and Analysis.”

Governance and Nominating Committee.  The Governance and Nominating Committee Charter provides that the Governance and Nominating Committee will be comprised of at least three independent directors, and the Board believes that it is a good governance practice that the Committee be comprised of a Chair with experience in governance matters plus the Chairs of the Audit and Compensation Committees. In accordance with its Charter, the Committee holds at least three regular meetings each year and meets regularly in executive session. The Governance and Nominating Committee is responsible for the following, among other things:

•	identifying and recommending to the Board potential director candidates and reviewing the composition of the Board as part of this process;

•	overseeing all aspects of our corporate governance initiatives, including regular assessments of our principal governance documents;

•	establishing policy on and overseeing our entry into related person transactions;

•	establishing criteria for the annual self-evaluations of the Board and its Committees;

•	reviewing and making recommendations to the Board on director compensation matters; and

•	monitoring developments in the law and practice of corporate governance.

The Committee is empowered to hire outside advisors as it deems appropriate, and it typically uses the Compensation Committee’s independent compensation consulting firm for advice on director compensation. For additional information on the Committee’s oversight of director compensation and related person transactions, see the sections “Director Compensation” and “Related Person Transactions.”

Executive Sessions of the Board

Mr. Schwartz, the Chair of the Governance and Nominating Committee, leads the executive sessions of non-management and independent directors.

Director Nomination Process

For a discussion of the process undertaken by the Committee in determining the director nominees, see “Item 1—Election of Directors” and “Our Board of Directors—Director Independence.”

Stockholder Recommendations for Director Candidates

The Committee will consider potential director candidates recommended by our stockholders. All recommendations by stockholders for potential director candidates, which shall include written materials on the potential candidate’s credentials, should be sent to Michael D. Fricklas, Secretary, Viacom Inc., 1515 Broadway, New York, NY 10036-5794.

Our Guidelines and the Governance and Nominating Committee Charter set forth certain criteria for director qualifications and Board composition that stockholders should consider when making a recommendation.

These criteria include an expectation that directors have substantial accomplishments in their professional backgrounds, are able to make independent, analytical inquiries, and exhibit practical wisdom and mature judgment. Director candidates should meet our standards for independence, be free of potential conflicts of interest, possess the highest personal and professional ethics, integrity and values, be committed to promoting the long-term interests of our stockholders and be able and willing to devote the necessary time to carrying out their duties and responsibilities as members of the Board. We also believe our directors should have diverse backgrounds and experience. Director candidates recommended by stockholders who meet these qualifications, which are described more fully in our Guidelines and the Governance and Nominating Committee Charter, will be considered by the Chair of the Committee, who will present the information on the candidate to the entire Committee. All director candidates recommended by stockholders will be considered by the Committee in the same manner as any other candidate.

Communications with Directors

Stockholders and other interested parties who would like to contact our non-management directors may send an email to: nonmanagementdirectors@viacom.com or write to Non-Management Directors, Viacom Inc., 1515 Broadway, 52nd Floor, New York, NY 10036-5794. The non-management directors’ contact information is also available on our website at www.viacom.com. The non-management directors have approved the process for handling communications received in this manner.

Stockholders should also use the email and mailing address for the non-management directors to send communications to the Board. The process for handling stockholder communications to the Board received in this manner has been approved by the independent directors of the Board. Correspondence relating to accounting or auditing matters will be handled in accordance with procedures established by the Audit Committee for such matters.

CORPORATE GOVERNANCE

Our corporate governance practices are established, monitored and regularly assessed by our Board of Directors with assistance from the Governance and Nominating Committee. The Board considers current and proposed legal requirements and governance best practices in connection with its decisions on our governance practices, including ensuring that a majority of our Board is independent and that all of our Board committees are comprised solely of independent directors.

Our principal governance documents are our Corporate Governance Guidelines, Board Committee Charters, Global Business Practices Statement and Supplemental Code of Ethics for Senior Financial Officers. These documents are available in the “Investor Relations/Corporate Governance” section of our website at www.viacom.com, and copies of these documents may also be requested by writing to Investor Relations, Viacom Inc., 1515 Broadway, New York, NY 10036-5794.

Certain important aspects of our governance documents are summarized below. We encourage our stockholders to read our governance documents, as we believe they illustrate our commitment to good governance practices and ethical business conduct.

Corporate Governance Guidelines

Our Corporate Governance Guidelines set forth our corporate governance principles and practices on a variety of topics, including the responsibilities, composition and functioning of the Board. The Governance and Nominating Committee assesses the Guidelines annually and makes recommendations to the Board on any changes to implement. Our Guidelines address, among other things:

•	director qualifications, including our director independence standards;

•	the requirement to hold separate executive sessions of the non-management directors and of the independent directors a minimum number of times each year;

•	the means for stockholders and interested parties to communicate with the non-management directors;

•	stock ownership guidelines for directors and the Board’s policies for setting director compensation;

•	director orientation and continuing education;

•	policies regarding director access to management, employees and independent advisors;

•	the role of the non-management directors in executive succession planning; and

•	the annual self-evaluation of the Board to assess its effectiveness.

Board Committee Charters

As discussed in more detail in the descriptions of our Board committees under “Our Board of Directors—Board Committees,” each of our Board committees operates under a written charter adopted by the Board. The charters set forth the purpose, objectives and responsibilities of the respective committee and discuss matters such as committee membership requirements, number of meetings and the setting of meeting agendas. The charters are assessed annually by the Governance and Nominating Committee and the respective committee and are updated by the Board as needed.

Viacom Global Business Practices Statement (formerly Business Conduct Statement)

Our Global Business Practices Statement (the “GBPS”), formerly the Business Conduct Statement (the “BCS”), sets forth our standards for ethical conduct that are expected of all directors and employees of Viacom and its subsidiaries. Our BCS was distributed to our directors and employees worldwide, and we will begin distributing the 2009 version of the GBPS shortly. As part of our compliance and ethics programs, directors and employees receive regular training on the contents of the GBPS and, where permitted, are required to certify as to compliance with it. They are also required to disclose any conflicts or potential conflicts of interest on an ongoing basis and appropriately report on suspected violations of the GBPS. The GBPS addresses, among other things, topics such as:

•	Compliance with laws, rules and regulations;

•	Conflicts of interest, including the disclosure of actual or potential conflicts;

•	Confidentiality, insider information, and fair disclosure;

•	Financial accounting and improper payments;

•	Our commitment to being an equal opportunity employer and to providing a workplace environment free of harassment and improper bias;

•	Fair dealing and relations with competitors, customers and suppliers;

•	Privacy and data security, including protection and proper use of Company assets, electronic systems and communications;

•	Anti-corruption laws such as the Foreign Corrupt Practices Act;

•	Health, safety and the environment; and

•	Political contributions and payments.

The GBPS also identifies numerous avenues for employees to report violations of the GBPS, matters of alleged financial impropriety, or any other matters of concern, anonymously or with attribution, to the appropriate officers of Viacom and/or the Audit Committee. These avenues include telephone hotlines (in the United States and for numerous international locations), email contacts, and reporting through various internal websites at Viacom and its business divisions. The GBPS makes clear that retaliation against an employee for a report made in good faith will not be tolerated.

Our Senior Vice President, Associate General Counsel, Global Compliance has day to day responsibility for our compliance and ethics programs. He reports to the Audit Committee and the General Counsel, and chairs a compliance committee consisting of senior executives of various disciplines from Viacom and its business divisions. These individuals regularly review and update the policies embedded in the GBPS, and generate more detailed policies and training for those officers and employees engaged in activities that warrant additional focus, such as conducting business internationally. We also require that our suppliers comply with pertinent elements of our business conduct policies.

Waivers of the GBPS for our executive officers and directors will be disclosed on our website at www.viacom.com or by Form 8-K filed with the SEC.

Supplemental Code of Ethics for Senior Financial Officers

The Supplemental Code of Ethics for Senior Financial Officers is applicable to our Executive Chairman and Founder, President and Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The Supplemental Code of Ethics addresses matters specific to those senior financial positions at Viacom, including responsibility for the disclosures made in our filings with the SEC, reporting obligations with respect to certain matters and a general obligation to promote honest and ethical conduct within Viacom. As with all employees, the Senior Financial Officers are also required to comply with the GBPS.

Amendments to or waivers of the Supplemental Code of Ethics for these officers will be disclosed on our website at www.viacom.com or by Form 8-K filed with the SEC. There are no waivers of the BCS/GBPS or Supplemental Code of Ethics for Senior Financial Officers currently in effect. In 2006, the Board granted a waiver of conflict of interest in connection with our agreement with National Amusements and NAIRI under which they participated in our stock repurchase program until October 2008. For more information on the agreement with National Amusements and NAIRI, see “Related Person Transactions.”

DIRECTOR COMPENSATION

Our director compensation programs are overseen by our Governance and Nominating Committee, which makes recommendations annually to the Board on the appropriate amount and structure of director compensation in light of then current competitive practice and other factors. The Governance and Nominating Committee typically receives advice from the Compensation Committee’s independent compensation consultant with respect to its determinations on director compensation matters. The Governance and Nominating Committee and the Board last reviewed director compensation in April 2009 and determined, particularly in light of current economic conditions, not to make any changes to the director compensation program.

Directors who are not employees of Viacom or any of its subsidiaries (the “Outside Directors”) are entitled to receive compensation for their service on the Board and are eligible to participate in certain director plans discussed below. Messrs. Abrams, Greenberg, Kraft, Phillips, Salerno and Schwartz, Ms. McGarvie and Ms. Redstone are Outside Directors. See “2008 Director Compensation” below for detail on the compensation our Outside Directors received in 2008.

Cash Compensation

We pay cash compensation to our Outside Directors as follows:

•

an annual Board retainer of $60,000, payable in equal installments quarterly in advance, plus a per meeting attendance fee of $2,000, except for our Vice Chair, who receives an annual retainer of $200,000 and a per meeting attendance fee of $4,000;

•

the Chairs of the Audit and Compensation Committees each receive an annual retainer of $20,000, payable in equal installments quarterly in advance, and the members of those committees receive a per meeting attendance fee of $2,000; and

•

the Chair of the Governance and Nominating Committee receives an annual retainer of $15,000, payable in equal installments quarterly in advance, and the members of that committee receive a per meeting attendance fee of $1,500.

Outside Directors may elect to defer their cash compensation under the Viacom Inc. Deferred Compensation Plan for Outside Directors discussed below.

Equity Compensation

Stock Options.  Under the Viacom Inc. 2006 Stock Option Plan for Outside Directors, Outside Directors automatically receive the following:

•

an initial grant of options to purchase 7,928 shares of Class B common stock on the date the director first joins the Board or becomes an Outside Director, which options vest one year from the date of grant; and

•	an annual grant of options to purchase 3,171 shares of Class B common stock on January 31 of each year, which options vest in three equal annual installments on the anniversaries of the date of grant.

The exercise price of the stock options is the closing price of our Class B common stock on the NYSE on the date of grant.

Restricted Share Units.  Under the Viacom Inc. 2006 RSU Plan for Outside Directors, Outside Directors receive an annual grant of restricted share units (“RSUs”) on January 31 of each year equal to $55,000 in value based on the closing price of our Class B common stock on the NYSE on the date of grant. The RSUs vest one year from the date of grant. RSUs are payable to Outside Directors in shares of Class B common stock upon vesting unless the Outside Director elects to defer settlement of the RSUs to a future date.

Deferred Compensation Plan

Under the Viacom Inc. Deferred Compensation Plan for Outside Directors, Outside Directors may elect to defer their Board and Committee retainers and meeting fees for the upcoming calendar year. Deferred amounts are credited during a calendar quarter to an interest-bearing income account or a stock unit account in accordance with the director’s prior election. Amounts credited to an income account bear interest at the prime rate in effect at the beginning of each calendar quarter. Amounts credited to a stock unit account are deemed invested in a number of phantom stock units equal to the number of shares of Class A common stock and Class B common stock that the deferred amounts, if invested as equally as possible in the Class A and Class B common stock, would have purchased based on their respective closing market prices on the first day of the next calendar quarter.

Upon a director’s retirement from the Board, the amounts deferred under the Deferred Compensation Plan for Outside Directors are paid in cash in a lump sum or in three or five annual installments, based on the director’s prior election, with the lump sum or initial annual installment becoming payable on the later of six months after the director leaves the Board or on January 15 of the following year. The value of a stock unit account is determined by reference to the average of the closing market prices of Class A common stock and Class B common stock on the NYSE on each trading date during the four-week period ending five business days prior to the payment date. Amounts paid in installments accrue interest until the final installment is paid.

For more information on the phantom stock units held by certain of our directors as of February 28, 2009, see footnote (1) to the “Security Ownership of Certain Beneficial Owners and Management” table.

2008 Director Compensation

The following table sets forth information on compensation in 2008 for services as an Outside Director. The grant date fair value of 2008 equity awards for all Outside Directors was $36,720 for stock options and $54,993 for RSUs. Messrs. Redstone, Dauman and Dooley were not Outside Directors during 2008.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
George S. Abrams(3)	$ 74,000	$54,993	$37,807	–	$ 154	$120,000(3)	$286,954
Philippe P. Dauman(4)	–	–	$13,707	–	$6,290	–	$ 19,997
Thomas E. Dooley(5)	–	–	$12,832	–	–	–	$ 12,832
Alan C. Greenberg(6)	$ 76,000	$54,993	$37,807	–	–	–	$168,800
Robert K. Kraft(7)	$116,500	$54,993	$36,388	–	$ 191	–	$208,072
Blythe J. McGarvie(8)	$ 88,000	$50,322	$33,036	–	$ 1	–	$171,359
Charles E. Phillips, Jr.(9)	$ 90,000	$54,993	$37,807	–	$ 14	–	$182,814
Shari Redstone(10) Vice Chair	$224,000	$54,993	$36,388	–	$ 121	–	$315,502
Frederic V. Salerno(11)	$136,000	$54,993	$37,807	–	$ 442	–	$229,242
William Schwartz(12)	$113,000	$54,993	$37,807	–	$ 374	–	$206,174

(1)	Reflects equity compensation expense recognized in 2008 not including assumed forfeitures. These amounts reflect the portion of expense we incurred in connection with 2008 equity awards, as well as continuing accounting expense for awards from prior years, as applicable. Grant date fair value assumptions are consistent with those disclosed in the Stock Based Compensation Notes to our Consolidated Financial Statements in our Annual Reports on Form 10-K for the years ended December 31, 2008, 2007 and 2006.

(2)	Interest accrues on the amounts deferred under our Deferred Compensation Plan for Outside Directors at the prime rate in effect at Citibank N.A. at the beginning of each calendar quarter. The prime rate generally represents an interest rate that is more than 120% higher than the applicable Federal Reserve Board’s long-term interest rate and therefore is deemed to be preferential for purposes of this table. Accordingly, we have indicated above the difference in the amount of interest accrued for each director in 2008 compared to the interest that would have been accrued at the applicable Federal Reserve Board’s long-term interest rate.

(3)

Mr. Abrams did not defer receipt of his cash director fees in 2008. As of December 31, 2008, Mr. Abrams held a total of 27,745 stock options for shares of Class B common stock and 1,421 RSUs for shares of Class B common stock. The amount under “All Other

Compensation” reflects amounts paid in connection with Mr. Abrams’ consulting agreement discussed under “Related Person Transactions.”

(4)	Mr. Dauman became our President and Chief Executive Officer on September 5, 2006 and was no longer considered to be an Outside Director as of that date. The Option Awards set forth in this table represent our continuing accounting expense in connection with awards he received when he was an Outside Director. There were no 2008 director equity grants for Mr. Dauman.

(5)	Mr. Dooley became our Senior Executive Vice President and Chief Administrative Officer on September 5, 2006 and was no longer considered to be an Outside Director as of that date. The Option Awards set forth in this table for Mr. Dooley represent our continuing accounting expense in connection with awards he received when he was an Outside Director. There were no 2008 director equity grants for Mr. Dooley.

(6)	Mr. Greenberg did not defer receipt of his cash director fees in 2008. As of December 31, 2008, Mr. Greenberg held a total of 23,783 stock options for shares of Class B common stock and 1,421 RSUs for shares of Class B common stock.

(7)	Mr. Kraft deferred receipt of his cash director fees in 2008. As of December 31, 2008, Mr. Kraft held a total of 17,441 stock options for shares of Class B common stock and 1,421 RSUs for shares of Class B common stock.

(8)	Ms. McGarvie did not defer receipt of her cash director fees in 2008. As of December 31, 2008, Ms. McGarvie held a total of 11,099 stock options for shares of Class B common stock and 1,421 RSUs for shares of Class B common stock.

(9)	Mr. Phillips did not defer receipt of his cash director fees in 2008. As of December 31, 2008, Mr. Phillips held a total of 20,612 stock options for shares of Class B common stock and 2,669 RSUs (including deferred RSUs) for shares of Class B common stock.

(10)	Ms. Redstone deferred receipt of her cash director fees in 2008. As of December 31, 2008, Ms. Redstone held a total of 14,399 stock options for shares of Class B common stock and 4,098 RSUs (including deferred RSUs) for shares of Class B common stock.

(11)	Mr. Salerno deferred receipt of his cash director fees in 2008. As of December 31, 2008, Mr. Salerno held a total of 27,745 stock options for shares of Class B common stock and 5,346 RSUs (including deferred RSUs) for shares of Class B common stock.

(12)	Mr. Schwartz deferred receipt of his cash director fees in 2008. As of December 31, 2008, Mr. Schwartz held a total of 27,745 stock options for shares of Class B common stock and 5,346 RSUs (including deferred RSUs) for shares of Class B common stock.

2009 Grants of Equity Securities

On January 31, 2009, all Outside Directors received the annual grant of options to purchase 3,171 shares of Class B common stock and 3,728 RSUs as described above.

Director Perquisites

We generally do not provide perquisites to our directors. Occasionally, a director’s spouse may accompany him or her to Viacom events at our request. For example, spouses are invited to some of the Board dinners we hold during the year in connection with Board meetings. This policy involves a de minimis or no incremental cost to us, and we believe it serves a legitimate business purpose.

Director Attendance at Certain Viacom Events.  Because we believe it is in our best interest for directors to participate in certain events and meet with management, customers, talent and others important to our business, the Board has established a policy on director attendance at events. Under the policy, directors are allocated tickets without charge to attend specific events that have been designated as having a business purpose. In addition, travel expenses to such events are reimbursed by us in accordance with our normal travel policies. The cost of tickets and travel to any events other than the designated events will be at the director’s expense. The Governance and Nominating Committee is responsible for oversight of this policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth as of February 28, 2009, unless otherwise indicated, information concerning the beneficial ownership of our Class A and Class B common stock by (i) each director and director nominee, (ii) each named executive officer (“NEO”) and (iii) our directors, NEOs and executive officers as a group. “Option Shares” reflects stock options to purchase shares which were unexercised but exercisable, either currently or within a period of 60 days from February 28, 2009, and are excluded from the column “Number of Equity Shares.” Each person has sole voting and investment power over the shares reported, except as noted. Also set forth below is information concerning the beneficial ownership by each person, or group of affiliated persons, who is known by us to beneficially own 5% or more of our Class A common stock.

As of February 28, 2009, there were 57,362,115 shares of our Class A common stock outstanding and 549,011,194 shares of our Class B common stock outstanding.

Beneficial Ownership of Equity Securities
Name	Title of Equity Security	Number of Equity Shares		Option Shares	Percentage of Class
George S. Abrams	Class A common stock Class B common stock	– 20,824	(1) (1)(2)	– 24,574	* *
Philippe P. Dauman	Class A common stock Class B common stock	– 224,056	(3)(4)	– 1,757,926	* *
Thomas E. Dooley	Class A common stock Class B common stock	1,720 183,407	(4)	– 1,403,180	* *
Michael D. Fricklas	Class A common stock Class B common stock	23 23,971	(3)(4) (3)(4)	– 722,824	* *
Alan C. Greenberg	Class A common stock Class B common stock	– 30,346		– 20,612	* *
Robert K. Kraft	Class A common stock Class B common stock	– 49,898	(1) (1)(2)	– 14,270	* *
Blythe J. McGarvie	Class A common stock Class B common stock	– 1,421	(1) (1)	– 8,985	* *
Charles E. Phillips, Jr.	Class A common stock Class B common stock	– 5,346	(1)(5) (1)	– 17,441	* *
Shari Redstone	Class A common stock Class B common stock	– 5,598	(1) (1)(2)(5)(6)	– 11,228	* *
Sumner M. Redstone (7)	Class A common stock Class B common stock	46,829,454 16,711,861	(8) (3)(8)	– 3,090,798	81.6% 4.6%
Frederic V. Salerno	Class A common stock Class B common stock	– 20,346	(1) (1)(5)	– 24,574	* *
William Schwartz	Class A common stock Class B common stock	– 9,846	(1) (1)(5)	– 24,574	* *
Jacques Tortoroli	Class A common stock Class B common stock	– 1,111	(3)(4)	– 139,707	* *
Denise White	Class A common stock Class B common stock	– 7,027	(4)	– –	* *
NAIRI/National Amusements (9)	Class A common stock Class B common stock	46,829,414 16,298,208		– –	81.6% 4.6%
Directors, NEOs and executive officers as a group, other than Sumner M. Redstone (16 persons)	Class A common stock Class B common stock	1,743 590,563	(4) (4)	– 4,318,498	* *
Mario J. Gabelli(10) Gabelli Asset Management Inc.	Class A common stock	4,867,132		–	8.7%
*	Represents less than 1% of the outstanding common stock of the class.

(1)	The table above does not reflect the following Class A phantom stock units and Class B phantom stock units credited to the respective director under the Deferred Compensation Plan for Outside Directors:

Abrams:	10,559 Class A and 10,748 Class B.
Kraft:	5,295 Class A and 5,341 Class B.
McGarvie:	681 Class A and 681 Class B.
Phillips:	1,328 Class A and 1,357 Class B.
Shari Redstone:	8,134 Class A and 8,216 Class B.
Salerno:	15,815 Class A and 15,905 Class B.
Schwartz:	17,654 Class A and 17,871 Class B.

(2)	Includes for Mr. Abrams, 100 Class B shares held indirectly as trustee of a trust; for Mr. Kraft, 45,800 Class B shares held by KPC US Equity LLC, an entity controlled by Mr. Kraft; and for Shari Redstone, 1,500 Class B shares held in trusts for the benefit of her children for which she is co-trustee.

(3)	The table above does not reflect the following Class A phantom stock units and Class B phantom stock units credited to the respective executive officer under the Excess 401(k) Plan for Designated Senior Executives:

Dauman:	1,388 Class B.
Fricklas:	13 Class A and 3,668 Class B.
Redstone:	197 Class B.
Tortoroli:	392 Class B.

(4)	Includes shares held in a 401(k) plan.

(5)	Includes for Mr. Phillips, 1,248 RSUs, for Shari Redstone, 4,098 RSUs, for Mr. Salerno, 5,346 RSUs, and for Mr. Schwartz, 5,346 RSUs, the settlement of which the directors elected to defer.

(6)	Ms. Redstone is a stockholder of National Amusements (“NAI”) and has a significant indirect beneficial interest in the Viacom shares owned by NAI.

(7)	The address for Mr. Redstone is c/o Viacom Inc., 1515 Broadway, New York, New York 10036-5794.

(8)	Except for 40 shares of Class A common stock and 413,356 shares of Class B common stock owned directly by Mr. Redstone and 100 shares of Class B common stock held by Mr. Redstone’s wife, all shares are owned beneficially by NAIRI, a wholly-owned subsidiary of NAI. Mr. Redstone is the beneficial owner of the controlling interest in NAI and, accordingly, beneficially owns all such shares.

(9)	The address for NAI and NAIRI is 200 Elm Street, Dedham, Massachusetts 02026. Based on information received from NAI, we expect that all or substantially all of the Viacom shares owned by NAIRI will be pledged to NAI’s lenders in connection with the agreement to restructure NAI’s indebtedness.

(10)	According to Amendment No. 2 to a Schedule 13D filed on March 24, 2009 with the SEC by GAMCO Investors, Inc. and related entities. The address for Mario J. Gabelli and GAMCO Investors, Inc. is One Corporate Center, Rye, New York 10580.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than 10% beneficial owners are required by the Exchange Act to furnish us with copies of all Section 16(a) forms they file. As an administrative matter, we assist our executive officers and directors by monitoring transactions and filing Section 16 reports on their behalf. Based on our records, compliance program, and review of written representations, we believe that during 2008 our executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

RELATED PERSON TRANSACTIONS

National Amusements, Inc., through NAIRI, Inc., is the controlling stockholder of both Viacom and CBS Corporation. NAI also held a controlling interest in Midway Games, Inc. (“Midway”) until November 28, 2008. Mr. Redstone, the controlling stockholder, Chairman and Chief Executive Officer of NAI, serves as our Executive Chairman and Founder and the Executive Chairman and Founder of CBS Corporation. Ms. Redstone, the President and a director of NAI, serves as non-executive Vice Chair of the Board of Directors of both Viacom and CBS Corporation. Mr. Dauman and Mr. Abrams are directors of NAI, and Mr. Salerno is also a director of CBS Corporation. We consider these entities, in addition to our directors and executive officers and certain of their family members, to be “related persons” (or, in the case of Midway, a former related person).

Oversight of Related Person Transactions

In December 2006, the Governance and Nominating Committee adopted a written policy on its review, approval and ratification of transactions with related persons that became effective January 1, 2007. The policy generally groups transactions with related persons into three categories: (1) transactions requiring the specific pre-approval of the Committee, (2) transactions which the Chair of the Committee is authorized to approve on behalf of the Committee and (3) certain ordinary course transactions below established financial thresholds that are deemed pre-approved by the Committee. Generally, the Committee deems to be pre-approved any transaction or series of transactions between us and an entity for which a related person is an executive or employee (except NAI and CBS Corporation) that is entered into in the ordinary course of business and where the aggregate amount of all such transactions on an annual basis is less than 1% of the annual consolidated gross revenues of the other entity. Ordinary course transactions with NAI, CBS Corporation or any of their subsidiaries require pre-approval of the Committee if the aggregate amount of all such transactions on an annual basis exceeds $10 million or $25 million, respectively. Regardless of whether a transaction is deemed pre-approved, all transactions in any amount are required to be reported to the Committee. The Committee reviews and discusses with management the determination on whether a transaction with a related person involves a direct or indirect material interest.

Related Person Transactions in 2008

Transactions with National Amusements, Inc. and Midway Games, Inc.  NAI licenses films in the ordinary course of business for its motion picture theaters from all major studios, including Paramount. Payments made to us in connection with these licenses for 2008 amounted to approximately $36 million and are continuing in 2009 as a result of this ongoing relationship. NAI also licenses films from a number of unaffiliated companies, and Paramount expects to continue to license films to NAI on similar terms in the future. In addition, NAI and Paramount have co-op advertising arrangements pursuant to which Paramount paid NAI approximately $390,000 in 2008 and which are continuing in 2009. Our businesses also occasionally engage in other transactions with NAI (e.g., movie ticket purchases and various promotional activities) from time to time, none of which we believe have been or are expected to be material, either individually or in the aggregate. We believe that the terms of these transactions between NAI and Paramount and our other businesses were no more or less favorable to Paramount or our other businesses than transactions between unaffiliated companies and NAI.

From June 23, 2007 to December 31, 2008, we repurchased shares of our Class B common stock under a $4.0 billion stock repurchase program which we announced on May 30, 2007. In connection with our stock repurchase program, we entered into an agreement with NAI and NAIRI (the “NAIRI Agreement”) pursuant to which we agreed to buy from NAI and NAIRI, and they agreed to sell to us, a number of shares of our Class B common stock each month such that the ownership percentage of the Class A common stock and Class B common stock (considered as a single class) held by NAI and/or NAIRI would not increase as a result of our purchase of shares under the program. The NAIRI Agreement was terminated in October 2008, and through that date we had repurchased 3.6 million shares from NAI and NAIRI for an aggregate price of $124 million in 2008.

Until November 28, 2008, NAI and Mr. Redstone owned in the aggregate approximately 87% of the common stock of Midway. Midway places advertisements on several of our cable networks from time to time, which transactions amounted to approximately $3.4 million in 2008. In addition, Paramount and Midway have certain film rights arrangements with respect to development of films based on certain Midway Games game titles. We believe that these transactions were no more or less favorable to our respective businesses than they would have obtained from unrelated parties.

Transactions with CBS Corporation.  In the normal course of business, we are involved in transactions with CBS Corporation and its businesses (“CBS”) that result in the recognition of revenue and expense by us. Transactions with CBS, through the normal course of business, are settled in cash.

Paramount distributes certain television products into the home entertainment market on behalf of CBS. Effective January 1, 2008, Viacom entered into a new distribution agreement with CBS under which revenue and expenses are recorded on a gross basis. Under the terms of the agreement, Paramount is entitled to retain a fee based on a percentage of gross receipts and is generally responsible for all out-of-pocket costs which are recoupable, together with the annual advance due to CBS, prior to any participation payments to CBS. In connection with this agreement, Paramount made initial payments of $100 million to CBS during each of the first quarters of 2008 and 2009. Paramount also leases studio space to CBS and licensed motion picture products to CBS that were released by us through December 31, 2007.

Additionally, our Media Networks businesses recognize advertising revenues from CBS and purchase television programming from CBS. Both of our segments also place advertisements with CBS.

The following table summarizes the transactions with CBS Corporation as included in our consolidated financial statements for the year ended December 31, 2008 contained in our Annual Report on Form 10-K.

(in millions)	For the year ended December 31, 2008

Consolidated Statements of Earnings
Revenues	$506
Operating expenses	561
Discontinued operations	-

Consolidated Balance Sheets
Accounts receivable	$61
Other assets	16

Total due from CBS Corporation	$77

Accounts payable	$6
Participants’ share, residuals and royalties payable	160
Programming rights, current	156
Other liabilities	255

Total due to CBS Corporation	$577

Other Related Party Transactions.  Mr. Abrams entered into an agreement with Former Viacom in 1994 under which he provides us with legal and governmental consulting services for an annual fee of $120,000.

Compensation Committee Interlocks and Insider Participation.  Messrs. Kraft, Salerno and Schwartz have served on our Compensation Committee since January 1, 2006. None of them have ever been an officer or employee of ours or any of our subsidiaries. During 2008, no Viacom executive officer served as a director or member of the compensation committee of any other registrant of which an executive officer served on our Board of Directors or Compensation Committee.

Involvement in Certain Legal Proceedings.  James W. Barge has been our Executive Vice President, Tax and Treasury since January 22, 2008 and assumed the additional role of Controller on March 10, 2008. Prior to joining Viacom, he was the Senior Vice President, Controller and Chief Accounting Officer of Time Warner Inc. In 2005, Time Warner entered into a settlement with the SEC relating to an SEC investigation of certain of its accounting and financial disclosure practices. In connection with this settlement, Mr. Barge, together with certain other individuals, agreed, without admitting or denying the SEC’s allegations, to the entry of an administrative order that he cease and desist from causing violations or future violations of certain reporting provisions of the securities laws. Mr. Barge is not subject to any suspension, bar or penalty. Our management team, Audit Committee and Compensation Committee considered this event in connection with the decision to hire Mr. Barge and determined that, in light of the circumstances underlying the investigation, the administrative order was not an impediment to his hiring.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent Viacom specifically incorporates such information by reference.

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of this proxy statement. Based on its review and discussions with management, the Compensation Committee recommended to the Viacom Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee

Robert K. Kraft, Chair

Frederic V. Salerno

William Schwartz

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

We design our executive compensation programs to attract talented executives to our company and motivate them to position us for long-term success, achieve superior operating and strategic results, and increase stockholder value. Our executive team consists of individuals with extensive industry expertise, creative vision, strategic and operational skills, in-depth knowledge of our business, financial acumen and high ethical standards. We are committed to providing competitive compensation packages to ensure that we retain these executives and maintain and strengthen our position as a leading global entertainment content company.

Our named executive officers (“NEOs”) for 2008 are as follows:

•	Sumner M. Redstone, Executive Chairman and Founder;

•	Philippe P. Dauman, President and Chief Executive Officer;

•	Thomas E. Dooley, Senior Executive Vice President, Chief Administrative Officer and Chief Financial Officer;

•	Michael D. Fricklas, Executive Vice President, General Counsel and Secretary;

•	Denise White, Executive Vice President, Human Resources and Administration; and

•	Jacques Tortoroli, our former Senior Vice President, Controller and Chief Accounting Officer (until March 10, 2008), now Executive Vice President and Chief Financial Officer of MTV Networks.

The following table summarizes the key components of compensation for each of our NEOs in 2008.

NEO	Base Salary	Target Bonus	Actual Bonus	% of Target Bonus	Total Cash Compensation	Equity Award Value(1)	% Performance-Based Compensation
Sumner M. Redstone	$1,250,000	$4,750,000	$3,942,500	83%	$ 5,192,500	$ 6,000,000	90%
Philippe P. Dauman	2,500,000	9,500,000	7,885,000	83%	10,385,000	12,000,000	90%
Thomas E. Dooley	2,000,000	7,600,000	6,308,000	83%	8,308,000	9,600,000	90%
Michael D. Fricklas	1,050,000	1,675,000	1,390,300	83%	2,440,300	2,790,013	81%
Denise White	825,000	495,000	410,900	83%	1,235,900	700,000	59%
Jacques Tortoroli	775,000	581,250	600,000	103%	1,375,000	500,000	58%
(1)	The value of equity compensation for each NEO was the same as in 2007, with the exception of Denise White, who joined Viacom in October 2007, and Mr. Tortoroli, whose award was reduced when his mix of compensation elements changed in connection with his joining MTV Networks. See “Equity Awards” for information on the awards granted and how value is calculated.

Compensation Highlights

Current Economic Conditions.  Domestic and global economic conditions deteriorated rapidly in 2008, particularly in the second half of the year. This negatively affected our financial results, especially our advertising revenue and sales of entertainment products such as DVDs and video games. We also incurred $454 million in restructuring and other charges in the fourth quarter of 2008 as we attempted to better align our organization and cost structure with economic conditions. Nevertheless, our 2008 revenues were $14.6 billion, we reported $2.5 billion in operating income and had $1.7 billion in free cash flow. We maintained a strong balance sheet, reduced overall levels of indebtedness, repurchased 38.7 million shares of Class B common stock for $1.2 billion, and recorded limited asset impairment charges. However, the price of our Class A common stock and Class B common stock declined 54% and 58% in 2008, based on their respective closing prices on January 1, 2008 and December 31, 2008.

As discussed in detail under “Annual Cash Bonus” below, our financial performance resulted in our Compensation Committee (the “Committee” in this section) awarding 2008 cash bonus amounts equal to 83% of each NEO’s target bonus amount (except for Mr. Tortoroli). When comparing 2008 compensation levels to 2007 compensation levels, it is important to note that the Committee’s decision to increase base salary and target bonus amounts for Messrs. Redstone, Dauman, Dooley and Fricklas was made in February 2008 and for Ms. White in July 2008, each in connection with their annual merit reviews. Mr. Tortoroli received a new employment agreement effective January 1, 2008 when he became Chief Financial Officer of MTV Networks.

2009 Salary Increases.  In light of the uncertain outlook for the economy in 2009, in December 2008, we announced the suspension of salary increases for senior level management in 2009. This suspension applies to our NEOs and most other members of corporate and divisional management.

2008 STIP/LTMIP Design and Scope.  Our Short-Term Incentive Plan (“STIP”) and Long-Term Management Incentive Plan (“LTMIP”) are broad-based programs which we use to motivate management at all levels. For example, in 2008, approximately 5,600 of our 11,500 employees participated in the STIP, and our business unit multipliers ranged from 20% of target to 120% of target, before considering individual performance. Annual cash bonuses under the STIP are designed to reward operational and financial performance during the year, and equity awards under the LTMIP are designed to give management an incentive that directly aligns their interests with those of our stockholders.

The designs of our STIP and LTMIP for 2008 were the same as the 2007 designs (see the discussions beginning on pages 27 and 30 for more information):

•

Cash bonus amounts under the STIP were based on the achievement of budgeted operating income (weighted 60%), budgeted free cash flow (weighted 20%) and pre-established qualitative objectives (weighted 20%). The qualitative objectives were updated to reflect areas of focus in 2008.

•

Equity awards under the LTMIP for our NEOs were granted 50% in stock options that vest in equal installments annually over four years and 50% in performance share units (“PSUs”) with a measurement period in excess of four years for Messrs. Redstone, Dauman and Dooley, and a three year measurement period for the other NEOs. Mr. Tortoroli received 50% stock options, 20% PSUs and 30% restricted share units (“RSUs”).

2009 STIP/LTMIP Design.

•

The design of our STIP for 2009 is the same as in 2008, including the qualitative objectives. Management and the Committee believe that the STIP continues to serve as a strong motivator for performance financially and strategically, and that consistency and familiarity in design are particularly important in the current economic environment. In setting the 2009 performance grids, in light of the limited ability to predict our financial performance due to economic conditions and the high level of difficulty associated with meeting our 2009 budget, the Committee determined to continue to set achievement of 100% of a target bonus amount to achievement of 100% of the budgeted financial metrics but to incorporate a broader performance range by allowing for awards equal to 25%-200% of the target bonus, compared to 50%-200% in prior years. No bonus is earned for a metric if we do not achieve the budgeted amount that corresponds to the bottom of the performance range.

•

In April 2009, the Committee began to consider a new design for our annual equity awards under the LTMIP. The new design will attempt to better align the cost of the LTMIP to us with the value our employees place on the LTMIP. For example, accounting for PSUs takes into consideration the performance and market conditions applicable to the grant, and makes certain assumptions about the performance of our stock and that of the companies in the reference group over the measurement period. Factors such as market volatility and possibility of a payout above target can cause dramatic changes in the accounting expense of a PSU award, which does not match the value employees believe they are receiving. A new design may allow us to provide a benefit that is more easily understood and represents a better match between the value received by employees and the cost to us.

2009 Changes to Retirement Programs.  In February 2009, the Committee and the Board approved changes to our retirement programs, including those in which our NEOs participate. Effective April 1, 2009, participants will no longer accrue benefits in our Excess Pension Plan. For our 401(k) Plan and Excess 401(k) Plans, we will reduce the cap on compensation for the company match to $500,000 from $750,000 and increase the company match to 3.5% of eligible compensation so long as the employee contributes at least 6% of eligible compensation to the plans. We also plan to make certain changes to our Pension Plan to allow for future lump sum distributions of benefits. These changes are expected to result in significant savings for us over the next several years and bring our programs more in line with current market practices.

Severance Policy.  We have a severance plan that generally provides our employees with a set number of weeks of severance for each year of service. In lieu of this plan, certain of our employment agreements, including our NEO agreements other than for Mr. Redstone, provide for continuing cash payments upon termination without “cause” or resignation for “good reason.” These payments are generally capped at the lesser of two years of base salary and target bonus amount in the year of termination or the remaining cash compensation payable under the agreement and are conditioned on the employee’s continuing compliance with certain restrictive and other covenants.

Pre-Approval of Compensation Consultant Services.  It is the Committee’s policy that the Chair of the Committee or the full Committee pre-approve all engagements by management of Towers Perrin, the Committee’s independent compensation consulting firm.

Risk Profile of Compensation Programs.  The Committee believes, and its independent compensation consultant agrees, that our compensation programs represent an appropriate balance of incentives and compensation approaches and do not encourage our executives to take unnecessary or excessive risks in their management of our business. The large majority of our NEO compensation is performance-based, with the STIP plan functioning to reward annual financial and strategic performance in areas we consider core to our business such as operating income, cash flow generation, furtherance of our long-range plan and a commitment to high-quality financial reporting, budgeting and compliance activities. Our equity awards under the LTMIP are directly aligned with long-term stockholder interests through their link to our stock price and multi-year vesting schedules.

Adjustment to Bonuses/Equity Awards in the Event of a Restatement.  The Committee reserves the right to require any of our employees or former employees to return all or a portion of the bonus or equity compensation the employee receives if any of the performance goals or quantitative factors considered in determining the amount of the award are restated in a manner that would have affected the amount if known prior to the grant, or, with respect to bonus amounts, if such restatement alters the Committee’s assessment of the employee or former employee’s individual performance in a manner that warrants reduction.

Key Elements of Compensation

We have entered into employment agreements with our NEOs, the key terms of which are described below and in the narrative following the 2008 Summary Compensation Table. We believe that having employment agreements with our NEOs and other executives is beneficial to us because the agreements provide retentive value, subject the executives to key restrictive covenants, and generally give us a competitive advantage in the recruiting process. Our employment agreements establish the components of an NEO’s compensation package, which generally include the following:

•	a base salary, which provides guaranteed compensation for the executive’s exclusive services;

•	a target annual cash bonus, which rewards the executive for company operating and strategic performance during the year and reflects the executive’s specific contributions to that performance;

•

a target equity award value, which provides retentive value through vesting schedules and directly aligns the executive’s interests with those of our stockholders through the link to the performance of our stock price; and

•	health care, welfare and retirement benefits, which secure the health and safety of our employees and provide savings mechanisms for retirement.

When approving the terms of an employment agreement, the Committee considers each component of compensation individually and in the aggregate, with its general goal being that a large part of the compensation package be performance-based rather than guaranteed. However, a decision on one component of compensation does not necessarily affect the decisions made for the other components, since each component is designed to serve a specific purpose. With the exception of Mr. Redstone’s agreement, our employment agreements also make clear the specific circumstances under which the executive may resign for “good reason” or we may terminate the agreement with or without “cause” and the obligations we may have to the executive depending on the circumstances of his or her departure. Typical restrictive covenants in our employment agreements, including those for our NEOs, include commitments not to compete with our company during the term of the agreement, not to solicit our employees to leave our company within a specified time frame, and to protect our confidential information, among other commitments.

2008 Compensation Decisions

Base Salary.  Annual merit compensation reviews for our NEOs are provided for in their employment agreements and are conducted by the Committee. The individual’s performance during the course of the prior year, his or her contribution to achieving the company’s goals and objectives, and competitive data on salaries of individuals at comparable levels both within and outside of the company are evaluated in connection with the Committee’s consideration of any increases. For the NEOs other than Messrs. Redstone and Dauman, the Committee also considers the recommendation of the executive to whom the NEO reports.

The Committee determined that it would be appropriate to conduct the merit compensation review for certain NEOs in February 2008 at the same time annual bonus amounts were determined under the Senior Executive STIP, since that process already involved an established, evaluative process. In addition to evaluating the performance of the executives, the Committee considered changes in current compensation levels for similar executive positions at our peer companies identified on page 34 and other competitive factors. In particular, the peer company data prepared by Towers Perrin showed that Mr. Dauman was paid less than the CEOs in the peer group. The Committee discussed this finding with its outside advisors, also considering its general philosophies on rewarding strong performance, appropriately incenting executives, and limiting guaranteed compensation in favor of performance-based compensation. The Committee believed that it was appropriate, particularly in light of Mr. Dauman’s strong performance, to increase his cash compensation. Following the adjustment, Mr. Dauman’s compensation was more comparable to his peer group. It also decided that the bulk of the increase should be in the form of his performance-based STIP target bonus amount. Once the Committee set Mr. Dauman’s new base salary and target bonus amount, it applied the same structure to increases for Mr. Dooley and Mr. Redstone. These amounts are set forth in the table on the first page of this section and were effective as of January 1, 2008.

Mr. Fricklas’ merit review was also conducted in February 2008, at which time the Committee determined his strong performance supported an increase to his base salary and target bonus amount effective as of January 1, 2008. Ms. White’s merit review in July 2008 was similarly strong and her salary and target bonus were increased effective October 1, 2008. Mr. Tortoroli received a merit increase to his current compensation levels effective January 1, 2008, when he assumed the role of Chief Financial Officer of MTV Networks.

Annual Cash Bonus.  Our STIP links our annual cash bonus amounts to our financial performance for the particular year, company and individual achievement of pre-established qualitative objectives, and individual performance. Bonuses for corporate executives are based on corporate performance; bonuses for divisional executives are based on that business division’s performance. An NEO’s threshold bonus amount is $0 and, under our employment agreements and/or the STIP, the maximum bonus amount is limited to 200% of the target bonus amount.

Our NEOs, with the exception of Mr. Tortoroli, participate in the Senior Executive STIP, a plan which is designed to comply with the provisions on performance-based compensation of Section 162(m) of the Internal

Revenue Code (“Section 162(m)”). See “Senior Executive STIP” and “Tax Deductibility of Performance-Based Compensation and Other Tax Considerations” below for more information.

An NEO’s actual bonus amount is determined based on the attainment of the STIP performance goals that the Committee establishes after considering our financial results from the prior year, our annual operating budget for the coming year and our long-range plan. These performance goals are in addition to the performance target for the Senior Executive STIP. In 2008, the performance goals for the corporate (and divisional) STIP related to (i) the achievement of amounts of operating income (weighted 60%) and free cash flow (weighted 20%) and (ii) the achievement of pre-established qualitative objectives (weighted 20%).

Financial performance goals

Operating income and free cash flow performance goals are used because they encourage executives to achieve superior operating results while taking into account appropriate management of capital spent during the year. At the beginning of the year, the Committee approves an operating income performance grid and a free cash flow performance grid, each of which provides for performance factors ranging from 0% to 200% of a participant’s target bonus amount depending on the amounts of operating income and free cash flow achieved. Achievement of operating income and free cash flow at budget equates to a performance factor of 100% on each performance grid. Performance on the respective performance grid that is better than budgeted results in the performance factor being increased. Performance on the performance grid that is worse than budgeted results in the performance factor being decreased. If our performance is less than the bottom of the performance range, the performance factor will be 0%. In 2008, the bottom of the performance range equated to a performance factor of 50%, and in 2009, the bottom of the performance range will be 25%.

Qualitative objectives

The qualitative objectives are used to gauge achievement of strategic and other initiatives. The qualitative objectives are also established at the beginning of the year, and our achievement of the objectives equates to a performance factor ranging from 0% to 200% of a participant’s target bonus. The 2008 qualitative objectives related to the furtherance and achievement of strategic initiatives, performance in internal and public financial reporting, budgeting and forecasting processes (including evaluation of return on invested capital), and compliance initiatives, and the commitment to and achievement of inclusion and diversity in our businesses.

Other factors

The Committee may consider any other financial or qualitative factors significant to the year, such as the extent to which the performance targets were met in ways that related to the fundamentals of the business and furthered the long-term interests of the company. The Committee also considers the appropriateness of excluding unusual expenses or contributors to financial results which it believes have the effect of distorting the performance goals.

In November 2008, prior to our implementation of our restructuring plan, the Committee considered whether it would be appropriate to exclude the restructuring and other charges we incurred in the fourth quarter from the calculation of operating income under the STIP. Among other factors, the Committee decided that we would benefit from the reduced costs largely in 2009 and later years, with the expense incurred primarily in 2008, and that it would therefore be appropriate to make the adjustment to operating income and increase the performance targets in future years to reflect the anticipated receipt of the benefits of the restructuring. The Committee also made minor adjustments to operating income to exclude the impact of an accounting change and an acquisition during 2008.

Determination of bonus amounts

Mr. Dauman presents our financial performance compared to the performance goals and his qualitative assessment to the Committee, along with his recommendations as to the total amounts of the corporate and divisional bonus pools and specific bonus recommendations for the executives within the Committee’s oversight, including the NEOs other than Mr. Redstone and himself. The recommended corporate bonus pool reflects an initial corporate performance multiplier based on our results. Once the Committee determines, in its discretion, the final amount of the corporate bonus pool and corporate performance multiplier, individual bonus amounts may be increased or decreased based on individual performance so long as the total amount of the corporate bonus pool is not exceeded.

2008 bonus determinations

The following table sets forth the performance goals applicable to our NEOs in 2008, with the bottom of the performance range equal to a performance factor of 50% and the top of the range equal to a performance factor of 200%. The table also shows the decisions by the Committee on the achievement of the performance goals and the final corporate performance multiplier. These decisions reflect the Committee’s consideration of the CEO’s recommendations, its own assessment and other factors described below.

Performance Goals	Performance Range (in millions)	Adjusted 2008 Performance (in millions)	Resulting Performance Factor	Weighting	Weighted Performance Factor
Operating income	$2,937 – 3,759	$2,997.7	58%	60%	34%
Free cash flow(1)	$1,245 – 2,120	1,748.0	144%	20%	29%
Qualitative objectives	N/A	N/A	100%	20%	20%
Corporate performance multiplier					83%
(1)	We define free cash flow, which is a non-GAAP measure, as cash flow provided by operations minus capital expenditures.

The Committee considered whether it was appropriate to adjust the qualitative performance factor for 2008, which management recommended be paid at target. The Committee determined that management had performed well against the qualitative objectives, especially in a difficult economic environment, and that it did not feel a decrease in the qualitative performance factor was appropriate. However, the Committee also believed that prudent financial management and the poor performance of our stock price did not warrant an increase in the payout. Accordingly, the Committee determined that the final corporate multiplier would be 83%.

Individual NEO performance.  Management recommended to the Committee that the entire corporate executive officer team (including our “Top 5” NEOs) receive bonus amounts equal to the corporate performance multiplier of 83%. Mr. Dauman advised that each member of the corporate executive officer team had performed extremely well in 2008, especially under increasingly difficult circumstances, and that they had worked well together as a team. He highlighted for the Committee certain of each executive’s contributions to Viacom in 2008. Nonetheless, he advised that he did not believe payments higher than the corporate multiplier were appropriate under the circumstances, given our financial results.

The Committee evaluated Mr. Redstone’s and Mr. Dauman’s performance in 2008, also considering their achievement of the respective non-financial goals set by the Board at the beginning of 2008 and the assessment of their performance by the non-management directors of the Board. The Committee’s conclusions from the evaluations were that the executives, along with Mr. Dooley, continued to exhibit superior leadership, especially in a difficult operating environment, continued to execute on our strategic initiatives and long-range plans, were focusing on appropriate measures to improve profitability, were appropriately managing our financial position in a difficult market, continued to improve operational quality and efficiencies, and remained focused on positioning Viacom for long-term success over short-term achievements.

Having concluded that the NEOs each performed strongly in 2008, the Committee approved the recommended bonus amounts equal to the final corporate multiplier of 83% of target.

As MTV Networks’ Chief Financial Officer in 2008, Mr. Tortoroli participated in the MTV Networks STIP pool. Based on his strong individual performance leading MTV Networks’ worldwide financial team, Mr. Tortoroli received a bonus equal to 103% of his target bonus amount.

Senior Executive STIP

Under the Senior Executive STIP, the Committee establishes an annual performance target. If the annual performance target is met, the NEO’s actual bonus amount is determined by the Committee in the manner described above, notwithstanding that the Senior Executive STIP provides for a maximum allowable bonus amount of eight times base salary subject to downward adjustment. In 2008, the performance target for the Senior Executive STIP related to the achievement of at least $2.835 billion of operating income. Our actual adjusted operating income was $2.977 billion in 2008, adjusted by the Committee to exclude the $454 million in restructuring and other charges, and exceeded this target. Because the threshold was met, we believe that our NEO bonus amounts for 2008 will be tax-deductible to us.

Equity Awards.  The Committee approves all of our equity awards, which have historically taken the form of (i) stock options, (ii) PSUs and (iii) RSUs. The Committee determines, either by employment agreement or at the time of grant, the appropriate type, combination and value of each equity award an NEO receives.

In 2008, all of our NEOs received the value of their target equity award set forth in the table on the first page of this section. Messrs. Redstone, Dauman, Dooley and Fricklas and Ms. White received 50% of their award in stock options and 50% in PSUs. Mr. Tortoroli received 50% in stock options, 20% in PSUs and 30% in RSUs. The Committee believed that granting stock options and PSUs was appropriate for our most senior executives since those executives are in a position to have the greatest impact on corporate performance and our stock price. The value the executive has the potential to receive depends on the performance of our stock price on an absolute (stock options) or absolute and relative (PSUs) basis. These awards are more at risk than RSUs since they may have little or no value if our stock price does not perform well (RSUs always have a value equal to our stock price), but they also have greater upside to the executive, on an absolute and/or relative basis, if our stock does perform well. All of our equity awards have retentive value since our stock options and RSUs generally vest over four years, and our PSUs generally have measurement periods of at least three years.

The Committee’s consideration of a new design for our annual equity awards in 2009 is discussed above.

Stock Options

The stock options we granted to our NEOs in 2008 have an exercise price of $35.26, equal to the closing market price of our Class B common stock on June 4, 2008 (the date of grant), an eight year term until expiration, and a vesting schedule of equal installments annually over four years. The Black-Scholes valuation method on the date of grant was used to determine the number of stock options granted to achieve the desired value of the award.

Performance Share Units

Each PSU in the target number of PSUs granted to our NEOs in 2008 represents one underlying share of our Class B common stock. The target number of PSUs is determined by dividing the value of the award by the closing market price of our Class B common stock on the date of grant, except for the PSUs granted to Messrs. Redstone, Dauman and Dooley, which are calculated using the value of the award divided by the average closing market price of our Class B common stock for a period of 10 trading days ending on the date of grant. The 2008 PSUs have a measurement period from September 9, 2006 to December 31, 2010 for Messrs. Redstone, Dauman and Dooley, and January 1, 2008 to December 31, 2010 for Messrs. Fricklas and Tortoroli and Ms. White.

The number of shares of Class B common stock our NEOs ultimately receive at the end of the measurement period depends on the total shareholder return (“TSR”) of our Class B common stock measured against the TSR of the common stock of the companies comprising the S&P 500 Index at the start of the measurement period (“the reference group”). The percentile ranking of the TSR of our Class B common stock compared to the TSR of the common stock of the companies in the reference group will be used to calculate the number of shares received. The maximum payout is 300% of the target award (200% in the case of Messrs. Fricklas and Tortoroli and Ms. White), which the executive would be eligible to receive if our stock outperformed every other company in the reference group. The payout schedule for the awards is as follows:

Schedule(1)
• If Viacom achieves less than the 25 th percentile TSR, the award of PSUs will be forfeited, unless the EPS hurdle is met
• If Viacom achieves the 25th percentile TSR, the number of shares to be delivered under the award will be 25% of the target award, subject to adjustment if the EPS hurdle is met
• If Viacom achieves the 50th percentile TSR, the number of shares to be delivered under the award will be 100% of the target award

•     If Viacom achieves the 100th percentile TSR (that is, if it is the first ranked company in the S&P 500 for TSR), the number of shares to be delivered under the award will be [200/300 (as appropriate)]% of the target award

(1)	For achievement at intermediate points between the 25th and 50th percentile, or between the 50th percentile and the 100th percentile, the number of shares to be delivered will be interpolated between the respective shares delivered at such percentiles, subject to adjustment, if achievement is between the 25th and 50th percentile, if the EPS hurdle is met.

The EPS, or earnings per share, hurdle is intended to provide an alternative measure of performance for the PSU awards in the event strong operating performance is not appropriately reflected in our stock price due to market or other conditions outside of our control. If we achieve less than the 50th percentile TSR during the measurement period but achieve the EPS hurdle, the executive would receive the average of his target award and the award he would have earned under the above schedule. For the 2008 PSUs, the Committee set the EPS hurdle in advance of the grant based on a review of analyst reports and other market data on projected average EPS growth in our industry over a period of years, in addition to our internal projections about our growth prospects. It is intended to be a challenging, but reasonable performance goal in light of its purpose, and its achievement is substantially uncertain at the time it is set given the length of the measurement period. The EPS hurdle for our 2008 PSUs relates to our compound annual growth of EPS from continuing operations from 2008-2010, and whether we will meet the hurdle is therefore uncertain until after our 2010 financial results are determined. For 2009 PSU grants, the Committee set the EPS hurdle as achievement of compound annual growth of EPS from continuing operations that is greater than the average compound annual EPS growth rate for the companies in the reference group during the measurement period of 2009-2011.

Restricted Share Units

Our RSUs generally vest in equal annual installments over four years. The number of RSUs granted is determined by dividing the value of the award by the closing market price of our Class B common stock on the date of grant. The Committee has generally awarded RSUs when it intended to deliver value over time despite fluctuations in our stock price (RSUs have value equal to our stock price) and promote share ownership in a way that was less dilutive to our stockholders compared to other equity awards. In recent years, we have not awarded annual grants of RSUs to Viacom executive officers or divisional top management, but have awarded RSUs in varying percentages to certain other executives and employees, including lower level management who received 100% RSUs. We have also awarded one-time special grants of RSUs as sign-on or retentive grants for certain executives. However, the Committee may change its use of RSUs in 2009 in connection with the design changes it is considering.

In 2006, Messrs. Fricklas and Tortoroli received an RSU grant that vests in equal installments annually over four years, with the vesting of each installment conditioned on the percentage change in the price of our Class B common stock outperforming the percentage change of the average stock prices of the companies comprising the S&P 500 index for the one year period preceding the anniversary of the date of grant. If the market condition is not met during the particular annual period, that portion of the 2006 RSU grant does not vest unless it is met subsequently during a cumulative performance period. The market condition was not met in 2008 and the first and second installments have not yet vested.

Presentation of Equity Awards in Tabular Disclosures and Accounting for Equity Awards

Details about the equity awards held by our NEOs can be found in the “Outstanding Equity Awards at Fiscal Year End” table on page 42. It is important to note that the amounts set forth in the “2008 Summary Compensation Table” for the “stock awards” and “option awards” for each NEO reflect the equity compensation expense we recognized with respect to the particular executive in 2008. It does not solely reflect expense we incurred in connection with the 2008 awards, but also includes continuing accounting expense for awards from prior years. At the same time, only a portion of the accounting expense for the awards made in 2008 is included, as the remaining portion will be accounted for in future periods. The total accounting expense for the 2008 equity awards for each NEO, some of which we will recognize in future years, can be found in the grant date fair value column of the “2008 Grants of Plan-Based Awards” table.

Benefits.  We provide traditional benefit plans and programs to our executives and employees on the same relative basis with few exceptions, which are described under “Perquisites” below. These plans include:

•	a tax-qualified defined contribution 401(k) Plan and Excess 401(k) Plans;

•	a tax-qualified defined benefit Pension Plan and an Excess Pension Plan;

•	Bonus Deferral Plans, which allow the executive to elect to defer a portion of his or her annual cash bonus amount; and

•	health coverage, life insurance, disability benefits and other similar benefits.

For more detail on our benefit plans, see the narratives following the “2008 Pension Benefits” and “2008 Nonqualified Deferred Compensation” tables. In addition, see “Compensation Highlights” above for information about the changes to our retirement programs in 2009.

Perquisites.  We generally provide few perquisites to our NEOs. However, we and the Committee believe that some perquisites, as discussed below and in the footnotes to the “2008 Summary Compensation Table,” are appropriate in some instances. The executives are taxed as appropriate on these perquisites.

•	Our NEOs may be entitled upon occasion to use the Viacom aircraft for personal use.

•

We maintain one car and driver in New York, which are provided to Mr. Redstone and Mr. Dauman for security reasons and are occasionally used for business purposes by other executives. Mr. Redstone is also provided with a car and driver in his hometown of Los Angeles. Any personal use of either car and driver by either Mr. Redstone or Mr. Dauman, including commuting, is considered a perquisite for purposes of the “2008 Summary Compensation Table.” In the event any other NEO uses a company-paid car service for personal use (including commuting) and does not reimburse us for that use, that amount is considered a perquisite.

•

Under their employment agreements, certain of our NEOs receive life insurance benefits in amounts that are higher than the life insurance benefits we provide to employees generally. This incremental amount is considered a perquisite. We pay the premiums for these life insurance benefits and do not generally provide any other death benefit such as salary continuation. In 2008, we provided $5,000,000 in coverage for each of Messrs. Dauman, Dooley and Fricklas.

Our NEOs also receive occasional tickets to company events, DVDs and merchandise related to our businesses. For business purposes, an NEO’s spouse may also accompany him or her from time to time. These items involve a de minimis or no incremental cost to us, and we believe they serve a legitimate business purpose.

Severance and Other Payments.  For detail on the obligations we may have to our NEOs upon termination of employment, see the section “Potential Payments upon Termination or Change-In-Control.” These obligations were negotiated at the time we entered into each NEO’s employment agreement. The Committee believes that certain severance and other payments are important to attract and retain high-caliber executives in our industry and provide consideration for the executive’s commitments to provide exclusive services for the term of the agreement and comply with the restrictive covenants and other obligations in the agreement.

Tax Deductibility of Performance-Based Compensation, 409A Compliance and Other Tax Considerations

Where appropriate, and after taking into account various considerations, we generally structure our executive employment agreements and compensation programs to allow us to take a tax deduction for the compensation we pay to our executives. Any base salary we pay over $1,000,000 is not tax deductible. The performance-based compensation we pay in the form of annual cash bonus amounts under our Senior Executive STIP is designed to comply with the requirements of Section 162(m) and therefore be tax deductible. In addition, our stock option and PSU grants under the LTMIP contain performance and/or market conditions and are designed to be Section 162(m) compliant.

Our deferred compensation arrangements, including those in our employment agreements and compensation and benefit plans, are designed to be in compliance with Section 409A of the Code.

Compensation Decision Process

Compensation Committee Composition.  Compensation decisions for our NEOs, other executive officers and certain key divisional executives are made by the Committee. The Committee is comprised of three independent directors, Robert K. Kraft (Chair), Frederic V. Salerno, and William Schwartz, each of whom has served on the Committee since January 1, 2006. The Committee has the sole decision-making authority for the compensation of our NEOs and, under its Charter, may not delegate this authority in connection with any material element of NEO compensation. The Committee considers information and recommendations from several sources when making its compensation decisions.

Management’s Role.  The Committee interacts with management regarding our executive compensation initiatives and programs. For our NEOs other than Messrs. Redstone, Dauman and Dooley, the proposed terms of new employment agreements and annual merit compensation reviews, if any, are initially discussed by Mr. Dauman and Ms. White (except with respect to her own agreement), with input from the executive to whom the NEO directly reports (if other than Mr. Dauman). The proposed terms of the agreements and recommendations in connection with merit reviews are presented to the Committee for consideration and approval. All of our NEOs have input into the compensation decisions for the executives and employees who report to them.

In the case of the employment agreements for Messrs. Redstone, Dauman and Dooley entered into in 2006, the Committee took the lead role in negotiating the terms, assisted by Towers Perrin and the Committee’s outside legal counsel. Similarly, in connection with the annual merit reviews for those executives in 2008, the Committee, its outside advisors and Ms. White jointly developed a process for conducting the merit reviews.

Mr. Dauman, Mr. Dooley and Ms. White also participate in STIP and LTMIP design discussions, including recommendations with respect to performance targets, the results of which are presented to the Committee for consideration and approval. They may advise the Committee and/or the Board, as appropriate, from time to time on benefits, retirement programs and other matters related to our Human Resources function.

Use of Outside Advisors.  Under its Charter, the Committee has the authority to engage its own advisors and has done so. Since January 1, 2006, the Committee has retained the services of Towers Perrin, an independent compensation consulting firm that has particular expertise in compensation matters for media and entertainment companies. Towers Perrin reports directly to the Committee, which has the sole authority to hire or fire Towers Perrin and to approve fee arrangements for work performed. The Committee has engaged Towers

Perrin to assist it in fulfilling its responsibilities under its Charter, including advising on proposed compensation packages for top executives, compensation program design and market practices generally. The Committee has authorized Towers Perrin to interact with management on behalf of the Committee, as needed, in connection with advising the Committee, and Towers Perrin is included in discussions with management and the Committee’s outside legal counsel on matters being brought to the Committee. Towers Perrin does a limited amount of work for us other than in connection with the Committee’s engagement, subject to the Committee’s pre-approval as described above.

The Committee also retains regular outside legal counsel, who is not one of management’s outside legal advisors on compensation matters. The Committee’s counsel attends all Committee meetings, provides advice and performs other duties as the Committee may request from time to time, including reviewing documents relating to the Committee’s work and participating in negotiations on behalf of the Committee.

The Entertainment Industry and Use of Peer Company Data.  We compete for talented executives in a highly-compensated industry in the relatively high-priced markets of New York and Los Angeles, and the Committee takes this into consideration when it makes compensation decisions. The Committee considers information about the practices of our peer companies and other comparable public companies, as well as evolving market practices, because it believes that reviewing this information is appropriate to ensure that it makes informed compensation decisions. However, the Committee does not set the compensation of any executive over which it has oversight to correspond to any particular percentile, or range of percentiles, of peer company data. Rather, the Committee considers the compensation levels for similar executive positions at our peer companies as only one factor in its decision-making process. One reason for this is that the structure and organization of other companies, as well as the duties, responsibilities, tenure and talents of executives at other companies, often vary considerably. Specifically, the Committee reviews information about our media and entertainment industry peers, The Walt Disney Company, Time Warner Inc., News Corporation, NBC Universal and CBS Corporation. In addition, the Committee generally monitors compensation best practices and considers alternatives for compensation program design by reference to the practices of other large public companies, but does not refer to any set group of companies for this purpose.

Individual Considerations.  Individual qualifications are another key factor in the Committee’s compensation decisions. The Committee considers the executive’s professional experience, tenure and accomplishments at our company and/or within the industry, the executive’s compensation history, compensation levels of executives at comparable levels within the company, competitive conditions, management development and succession planning activities, input from Towers Perrin, and, if the executive is an existing employee, individual performance. Our NEOs and many of our divisional executives have generally been affiliated with Viacom for a long time and their compensation packages reflect their tenure and accomplishments.

Wealth Accumulation.  The Committee does not consider past wealth accumulation in connection with its compensation decisions. The Committee is focused on ensuring that a large part of our NEOs’ compensation package is performance-based. Therefore, the better the performance, the greater the payout from performance-based compensation, and conversely, if performance is not as strong, the amount the executive will receive from performance-based compensation will be reduced. The Committee believes that executives and employees should not be penalized in future years for strong performance in prior years, and that all employees, regardless of individual financial situation, should have a compensation package that is competitive for their respective position.

Other Compensation Policies

Timing of Equity Grants.  We protect against issues associated with timing of equity awards by granting them on an annual basis at regular Committee meetings scheduled long in advance. Since 2006, the Committee has made our annual equity grants at the meeting of the Committee held in connection with our Annual Meeting and plans to continue that practice. The Committee makes annual grants to executives and other employees on the same date. Stock option exercise prices and the values of the annual equity grants are determined based on the closing price of our Class B common stock on the date of grant.

For certain newly hired executives, and rarely upon entering into new or amended employment agreements with existing executives, the Committee may award off-cycle equity grants. These grants are generally made 10 days after the later of Committee approval or the execution of the employment agreement by both parties and are valued based on the closing price of our Class B common stock on the date of grant.

Repricing of Stock Options.  Our LTMIP prohibits the repricing of stock options.

Executive Stock Ownership Requirements.  Mr. Redstone owned approximately 82% of our Class A common stock and 5% of our Class B common stock as of February 28, 2009 and has been our controlling stockholder since the formation of Former Viacom in 1987. At the behest of the Committee and as required by their employment agreements, Messrs. Dauman and Dooley personally invested $5 million and $4 million, respectively, in Viacom stock in open market transactions upon joining our company, and the vesting of the RSUs that they were granted after they completed the investment is conditioned on their retention of the corresponding portion of the investment through each applicable RSU vesting date. In light of these significant equity investments and the other equity awards held by our top three executives, and considering that a large majority of NEO compensation, including their equity compensation, is linked to performance, and the current equity holdings and incentives of other members of senior management, the Committee has determined not to impose equity ownership or retention requirements on other levels of senior management at this time.

Pledges and Hedges of Viacom Stock.  All hedges and pledges of Viacom securities by our executive officers are prohibited. In addition, all of our employees are prohibited from selling short our stock and may not hedge or pledge equity compensation.

2008 SUMMARY COMPENSATION TABLE

The following table sets forth information on the total compensation in 2008, and in 2007 and 2006 as applicable, for our named executive officers (“NEOs”). Amounts in the “Stock Awards” and “Option Awards” tables represent the accounting expense incurred during the year for awards granted to the individual in 2008 and prior years.

Name and Principal Position(1)	Year	Salary ($)(2)		Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)		All Other Compensation ($)(6)	Total ($)

(a)	(b)	(c)		(d)	(e)	(f)	(h)		(i)	(j)
Sumner M. Redstone Executive Chairman and Founder	2008	$1,250,000		$3,942,500	$3,679,200	$3,037,541	$23,989	(7)	$151,937	$12,085,167
	2007	$1,000,000		$3,500,000	$1,815,372	$4,529,571	$2,543,500	(7)	$140,451	$13,528,894
	2006	$3,050,000		$5,500,000	$679,122	$4,080,185	$3,050,542	(7)	$76,276	$16,436,125
Philippe P. Dauman(8) President and Chief Executive Officer	2008	$2,500,000		$7,885,000	$9,880,342	$2,363,007	$74,348	(9)	$296,820	$22,999,517
	2007	$2,000,000		$7,000,000	$6,134,100	$5,182,284	$16,380	(9)	$264,326	$20,597,090
	2006	$653,846		$2,036,713	$766,960	$7,709,499	–		$23,031	$11,190,049
Thomas E. Dooley(8) Senior Executive Vice President, Chief Administrative Officer and Chief Financial Officer	2008	$2,000,000		$6,308,000	$7,904,259	$1,890,404	$63,817	(9)	$11,532	$18,178,012
	2007	$1,600,000		$5,600,000	$5,031,641	$4,145,827	$13,957	(9)	$32,809	$16,424,234
	2006	$523,077		$1,810,411	$613,564	$6,167,600	–		$6,063	$9,120,715

Michael D. Fricklas Executive Vice President, General Counsel and Secretary	2008	$1,050,000		$1,390,300	$1,990,954	$1,463,301	$126,832		$11,950	$6,033,337
	2007	$1,084,875		$1,725,000	$1,355,016	$1,058,692	$20,415		$30,125	$5,274,123
	2006	$1,513,200		$1,375,000	$447,797	$666,870	$67,177		$30,035	$4,100,079
Denise White Executive Vice President, Human Resources and Administration	2008	$768,173	(10)	$410,900	$478,221	$54,367	$18,927	(11)	$74,106	$1,804,694
Jacques Tortoroli Senior Vice President, Controller and Chief Accounting Officer	2008	$775,000		$600,000	$262,833	$338,255	$78,563		$3,450	$2,058,101
	2007	$636,000		$450,000	$192,837	$257,507	$52,045		$3,450	$1,591,839

(1)	Supplemental 2008 Summary Compensation Table

The following table sets forth information on the compensation of our NEOs during the periods presented using, in the “Stock Awards” column, the market value of the portion of the shares underlying the RSU and PSU grants that we expensed during the respective year and, in the “Option Awards” column, the intrinsic value (the difference between the market value of the shares and the exercise price of the option) of the portion of the stock options grants that we expensed during the respective year. The corresponding accounting expense for the awards is shown in the above Summary Compensation Table. The other columns in the tables are the same.

The table below assumes that the respective portion of the stock option and RSU awards were vested, and that they were exercised/settled as of December 31 of each year. For PSUs, since they have a multi-year measurement period, the table below assumes that the target number of PSUs was received on December 31, 2008 and 2007 (no PSUs were granted prior to 2007). The actual number of PSUs the executive will receive cannot be determined until the end of the measurement period when the relative performance of our stock compared to other companies in the S&P 500 as well as our achievement of the EPS threshold can be determined. Values were calculated for each year using the closing price of our Class B common stock of $19.06 at December 31, 2008, $43.92 at December 31, 2007, and $41.03 at December 31, 2006.

This table is not intended to be a substitute for the Summary Compensation Table shown above. However, we believe the table provides a useful comparison of the difference between the accounting expense for an award and the value that an executive might actually receive from an award. The actual value an executive might receive fluctuates daily with the price of our stock. In addition, many of the awards we are expensing are not vested or exercisable, or are partially vested and exercisable. Please see the table “Outstanding Equity Awards at Fiscal Year End” below for a list of each NEO’s outstanding equity awards and their vesting/exercisable schedules.

	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(h)	(i)	(j)
Sumner M. Redstone	2008	$1,250,000	$3,942,500	$916,684	$0	$23,989	$151,937	$6,285,110
	2007	$1,000,000	$3,500,000	$1,116,365	$0	$2,543,500	$140,451	$8,300,316
	2006	$3,050,000	$5,500,000	$590,973	$0	$3,050,542	$76,276	$12,267,791
Philippe P. Dauman	2008	$2,500,000	$7,885,000	$3,202,068	$0	$74,348	$296,820	$13,958,236
	2007	$2,000,000	$7,000,000	$5,369,299	$5,474,485	$16,380	$264,326	$20,124,490
	2006	$653,846	$2,036,713	$896,024	$6,826,335	–	$23,031	$10,435,949
Thomas E. Dooley	2008	$2,000,000	$6,308,000	$2,561,645	$0	$63,817	$11,532	$10,944,994
	2007	$1,600,000	$5,600,000	$4,450,961	$4,379,589	$13,957	$32,809	$16,077,316
	2006	$523,077	$1,810,411	$716,815	$5,461,069	–	$6,063	$8,517,435
Michael D. Fricklas	2008	$1,050,000	$1,390,300	$916,759	$0	$126,832	$11,950	$3,495,841
	2007	$1,084,875	$1,725,000	$1,492,226	$334,497	$20,415	$30,125	$4,687,138
	2006	$1,513,200	$1,375,000	$529,637	$133,558	$67,177	$30,035	$3,648,607
Denise White	2008	$768,173	$410,900	$229,485	$0	$18,927	$74,106	$1,501,591
Jacques Tortoroli	2008	$775,000	$600,000	$115,760	$0	$78,563	$3,450	$1,572,773
	2007	$636,000	$450,000	$215,266	$83,624	$52,045	$3,450	$1,440,385

(2)	Base salary for Messrs. Dauman and Dooley in 2006 is prorated from September 5, 2006, the day they joined Viacom. Base salary for Messrs. Redstone and Fricklas includes compensation deferred in accordance with their employment agreements prior to the time their agreements were amended to eliminate the deferral equal to $1,300,000 for Mr. Redstone and $250,000 for Mr. Fricklas in 2006, and $41,346 for Mr. Fricklas in 2007.

(3)	Represents annual cash bonus amounts under the Senior Executive STIP or STIP for performance during the respective year. In 2006, the cash bonuses for Messrs. Dauman and Dooley represented their service from September 5, 2006 though year end and were not subject to the achievement of performance goals. Mr. Dauman’s 2006 bonus amount also reflects the voluntary reduction of his 2006 bonus to 90% of his guaranteed amount.

(4)	Reflects equity compensation expense recognized in the respective year, not including assumed forfeitures. These amounts do not solely reflect expense we incurred in connection with the equity awards granted in the respective year, but also include continuing accounting expense for awards from prior years. At the same time, only a portion of the accounting expense for the awards made in the respective year is included, as the remaining portion will be accounted for in future periods. Grant date fair value assumptions are consistent with those disclosed in the Stock Based Compensation Notes to our Consolidated Financial Statements in our 2008, 2007 and 2006 Annual Reports on Form 10-K and Stockholders’ Equity Note to our 2005 Annual Report on Form 10-K. For information on the grant date fair value of awards granted in 2008, see the “2008 Grants of Plan-Based Awards” table.

(5)	Change in pension value only, except as discussed in footnote (7) with respect to Mr. Redstone.

(6)	All Other Compensation includes the following amounts received in 2008 by the NEOs:

	Additional Compensation				Perquisites
	Company Match in 401(k) Plan	Company Match in Excess 401(k) Plan	Dividend Equivalents on RSUs Settled in Cash(a)	Life Insurance (b)	Personal Use of Viacom Aircraft(c)	Car Service(d)	Relocation Expenses(e)	Total
Sumner M. Redstone	–	–	–	–	$145,497	$6,440	–	$151,937
Philippe P. Dauman	$6,900	$15,600	–	$5,040	$255,507	$13,773	–	$296,820
Thomas E. Dooley	$6,900	–	–	$4,632	–	–	–	$11,532
Michael D. Fricklas	$6,019	–	$1,685	$4,246	–	–	–	$11,950
Denise White	$6,643	–	–	–	–	$175	$67,288	$74,106
Jacques Tortoroli	$3,100	–	$350	–	–	–	–	$3,450
(a)	Represents payment of dividend equivalents accrued on RSUs granted by Former Viacom prior to the separation.

(b)	Represents the additional cost of the life insurance policy we provide in accordance with the terms of the NEO’s respective employment agreement.

(c)	The incremental cost of use of our aircraft is calculated by dividing the total variable costs (such as fuel, aircraft maintenance, landing and navigation fees and flight crew expenses) by the total flight hours for such year and multiplying such amount by the individual’s total number of flight hours for non-business use for the year, including flights that were made to reposition the plane in connection with the personal travel from either our New York or Los Angeles locations. Incremental cost does not include certain fixed costs that we incur by virtue of owning the plane. The amount for Mr. Redstone reflects the reimbursement between CBS and us of certain amounts.

(d)

Represents incremental costs in connection with personal use of car service not paid for initially or reimbursed by the executive, including amounts attributable to commuting expenses. For security reasons, we provide Messrs. Redstone and Dauman with one car and driver in New York for use by them and other executives and provide Mr. Redstone with a car and driver in his hometown of Los Angeles. The amount shown above for Mr. Redstone reflects our half of the incremental cost of his personal use of the car and driver, the other half of which CBS Corporation reimburses us.

(e)	One-time expenses in connection with Ms. White’s relocation to New York, including a gross-up for certain taxes of $22,337.

An executive’s spouse or other guests may accompany him on business travel, including travel on company aircraft, in company-paid car service, and sharing a hotel room. No amounts are included in the table above for such events since there is little or no incremental cost to us. Other items that may be considered perquisites and for which there is a de minimis or no incremental cost to us include meals provided by our corporate kitchen upon an executive’s request (we do not have an executive dining room), access to the executive fitness room (non-staffed) and occasional receipt of tickets, DVDs and other merchandise related to our businesses.

(7)	Mr. Redstone has participated in the Viacom Pension Plan and Excess Pension Plan since the separation and his change in pension value was $23,989 in 2008, $36,022 in 2007 and $31,156 in 2006. The difference between those amounts and the amounts shown in the table is attributable to the increase in intrinsic value, if any, of Mr. Redstone’s stock option equivalents (“SOEs”) held in his deferred compensation account from September 27, 2006, the date on which the cash balance of his account was deemed invested in SOEs. The SOEs had no intrinsic value as of December 31, 2008 and therefore the amount shown in the table for 2008 reflects change in pension value only. We recognized income of $2,803,836 in 2008 and expense of $2,948,638 in 2007 and $728,348 in 2006 related to the SOEs. For purposes of this table, we treat the increases in the intrinsic value of the SOEs as preferential since other executives and employees do not have the ability to invest their deferred salary in SOEs.

(8)	The amounts set forth for Messrs. Dauman and Dooley do not reflect cash or equity compensation they received during 2006 for their service as Outside Directors until September 5, 2006. They do not receive cash or equity compensation for their current service as directors.

(9)	Messrs. Dauman and Dooley did not participate in the Viacom Pension Plan or the Viacom Excess Pension Plan until October 1, 2007. See the “2008 Pension Benefits” table for a discussion on the agreements we have with Messrs. Dauman and Dooley with respect to pension benefits.

(10)	In July 2008, the Compensation Committee increased Ms. White’s salary from $750,000 to $825,000, effective October 1, 2008.

(11)	Ms. White did not participate in the Viacom Pension Plan or the Viacom Excess Pension Plan until October 1, 2008.

Compensation of Viacom’s Named Executive Officers in 2008

Sumner Redstone.  Mr. Redstone became our Executive Chairman of the Board and Founder in January 2006. He was Chief Executive Officer of Former Viacom from 1996 to 2005 and served as Chairman of the Board of Former Viacom since 1987. Mr. Redstone, through NAI, is our controlling stockholder.

We amended Mr. Redstone’s employment agreement in September 2006 to reduce guaranteed compensation in favor of performance-based compensation. Beginning January 1, 2007, Mr. Redstone’s base salary was reduced to $1 million (from the previous $1.75 million) and his deferred compensation of $1.3 million per year was eliminated. In addition, his target annual cash bonus was reduced from $6.1 million to $3.5 million, subject to the achievement of performance goals established by the Committee. Following his annual merit compensation review by the Committee in February 2008, Mr. Redstone’s base salary was increased, effective January 1, 2008, to $1.25 million and his target annual cash bonus was increased to $4.75 million, subject to the achievement of the performance goals established by the Committee. The increase reflected the Committee’s evaluation of Mr. Redstone’s performance as well as its desire to maintain the same relative compensation levels to Mr. Dauman. Consistent with the suspension of senior level management salary increases in 2009, Mr. Redstone will not receive a salary or target bonus increase in 2009.

Mr. Redstone’s employment agreement also provides that he receive annual equity awards through 2011 that have a target value of $6 million, 50% in stock options and 50% in PSUs. See “Compensation Discussion and Analysis—2008 Compensation Decisions—Equity Awards” for information on the terms of these grants.

Mr. Redstone’s employment agreement is terminable at will by either party and does not contain provisions providing for severance payments. For information on the treatment of his equity awards and other holdings on termination of employment under various circumstances, see the section entitled “Potential Payments upon Termination or Change-In-Control.”

Philippe Dauman.  Mr. Dauman has been our President and Chief Executive Officer since September 5, 2006. From 1993 to 2000, he served in several positions at Former Viacom, including, most recently, its Deputy Chairman and member of its Executive Committee. He left Former Viacom in connection with the merger with CBS Corporation in 2000.

Under his employment agreement, Mr. Dauman’s employment term is September 5, 2006 to December 31, 2011. During 2007, the agreement provided that he receive a base salary of $2 million and have a target bonus amount of $7 million, subject to the achievement of performance goals established by the Committee. Following his annual merit compensation review by the Committee in February 2008, Mr. Dauman’s base salary was increased, effective January 1, 2008, to $2.5 million and his target annual cash bonus was increased to $9.5 million, subject to the achievement of performance goals established by the Committee. As further discussed in the “Compensation Discussion and Analysis” section, Mr. Dauman’s increase reflected his strong performance as well as the Committee’s desire to pay him at a level more comparable to CEOs at our peer companies. Consistent with the suspension of senior level management salary increases in 2009, Mr. Dauman will not receive a salary or target bonus increase in 2009.

Mr. Dauman’s employment agreement further provides that he receive annual equity awards that have a target value of $12 million, 50% in stock options and 50% in PSUs, from 2007 through the end of the agreement. See “Compensation Discussion and Analysis—2008 Compensation Decisions—Equity Awards” for information on the terms of these grants.

Mr. Dauman’s employment agreement generally permits him to participate in all arrangements for benefits, business expenses and perquisites available to senior executives of Viacom and provides for term life insurance in the amount of $5 million. The provisions in his employment agreement on termination of employment under various circumstances and applicable restrictive covenants are discussed in the section entitled “Potential Payments upon Termination or Change-In-Control.”

Thomas Dooley.  Mr. Dooley has been our Senior Executive Vice President and Chief Administrative Officer since September 5, 2006 and our Chief Financial Officer since January 1, 2007. From 1980 to 2000, he served in several positions at Former Viacom, including, most recently, its Deputy Chairman and member of its Executive Committee. He left Former Viacom in connection with the merger with CBS Corporation in 2000.

Mr. Dooley’s employment agreement contains the same terms as Mr. Dauman’s employment agreement. In 2007, his base salary was $1.6 million and his target cash bonus was $5.6 million, subject to the achievement of performance goals established by the Committee. Following his annual merit compensation review by the Committee in February 2008, Mr. Dooley’s base salary was increased, effective January 1, 2008, to $2 million and his target annual cash bonus was increased to $7.6 million, subject to the achievement of performance goals established by the Committee. The increase reflected the Committee’s evaluation of Mr. Dooley’s performance as well as its desire to maintain the same relative compensation levels to Mr. Dauman. Consistent with the suspension of senior level management salary increases in 2009, Mr. Dooley will not receive a salary or target bonus increase in 2009.

Mr. Dooley’s employment agreement provides that he receive annual equity awards that have a target value of $9.6 million, 50% in stock options and 50% in PSUs. See “Compensation Discussion and Analysis—2008 Compensation Decisions—Equity Awards” for information on the terms of these grants.

Mr. Dooley’s employment agreement generally permits him to participate in all arrangements for benefits, business expenses and perquisites available to senior executives of Viacom and provides for term life insurance in the amount of $5 million. The provisions in Mr. Dooley’s employment agreement on termination of employment under various circumstances and applicable restrictive covenants are discussed in the section entitled “Potential Payments upon Termination or Change-In-Control.”

Michael Fricklas.  Mr. Fricklas became our Executive Vice President, General Counsel and Secretary in January 2006, having first joined Former Viacom in 1993 as Senior Vice President and Deputy General Counsel and serving as Executive Vice President, General Counsel and Secretary since 2000.

On March 5, 2007, we amended Mr. Fricklas’ employment agreement to extend his term of employment to May 31, 2010 and reduced his guaranteed compensation in favor of performance-based compensation. Mr. Fricklas’ salary was reduced to $1 million per year (from the previous $1.5 million, which included $250,000 of deferred compensation which was eliminated), his target annual cash bonus was increased to $1.55 million from $1.51 million, subject to the achievement of performance goals established by the Committee, and he was awarded a one-time grant of 62,096 RSUs having a value of $2.5 million determined on the date of grant. The RSUs began to vest in three equal annual installments beginning on May 31, 2008.

Following his annual merit compensation review by the Committee in February 2008, Mr. Fricklas’ base salary was increased, effective January 1, 2008, to $1.05 million and his target annual cash bonus was increased to $1.675 million, subject to the achievement of performance goals established by the Committee. Consistent with the suspension of senior level management salary increases in 2009, Mr. Fricklas will not receive a salary or target bonus increase in 2009. Mr. Fricklas’ employment agreement provides that he receive annual equity awards with a target value of $2.8 million. See “Compensation Discussion and Analysis—2008 Compensation Decisions—Equity Awards” for information on the terms of these grants.

Mr. Fricklas’ employment agreement generally permits him to participate in all arrangements for benefits, business expenses and perquisites available to senior executives of Viacom and provides for term life insurance in the amount of $5 million. The provisions in his employment agreement on termination of employment under various circumstances and applicable restrictive covenants are discussed in the section entitled “Potential Payments upon Termination or Change-In-Control.”

Denise White.  Ms. White became our Executive Vice President, Human Resources and Administration in October 2007. She was previously General Manager at Microsoft’s Entertainment and Devices Division, having first joined Microsoft in 1990.

Under her employment agreement, Ms. White’s employment term is October 1, 2007 to September 29, 2010. During 2007, the agreement provided that she receive a base salary of $750,000 and have a target bonus amount of $450,000, prorated from her start date. She also received a one-time grant of 30,000 RSUs on October 11, 2007. The RSUs began to vest in three equal annual installments beginning on October 11, 2008. Following her annual merit compensation review by the Committee in July 2008, Ms. White’s base salary was increased, effective October 1, 2008, to $825,000 and her target annual cash bonus was increased to $495,000, subject to the achievement of performance goals established by the Committee. Consistent with the suspension of senior level management salary increases in 2009, Ms. White will not receive a salary or target bonus increase in 2009. Ms. White’s employment agreement provides that she receive annual equity awards that have a target value of $700,000. See “Compensation Discussion and Analysis—2008 Compensation Decisions—Equity Awards” for information on the terms of these grants.

Ms. White’s employment agreement generally permits her to participate in all arrangements for benefits, business expenses and perquisites available to senior executives of Viacom. The provisions in Ms. White’s employment agreement on termination of employment under various circumstances and applicable restrictive covenants are discussed in the section entitled “Potential Payments upon Termination or Change-In-Control.”

Jacques Tortoroli.  Mr. Tortoroli was our Senior Vice President, Controller and Chief Accounting Officer from January 2006 until March 10, 2008, having first joined Former Viacom’s Infinity Broadcasting division in 2002 as Executive Vice President and Chief Financial Officer. On January 1, 2008, he became Executive Vice President and Chief Financial Officer of MTV Networks.

Effective January 1, 2008, and in connection with his becoming CFO of MTV Networks, Mr. Tortoroli’s base salary was increased to $775,000 and his target annual cash bonus was increased to $581,250, subject to the achievement of performance goals established by the Committee. Consistent with the suspension of senior level management salary increases in 2009, Mr. Tortoroli will not receive a salary or target bonus increase in 2009. Mr. Tortoroli’s employment agreement with MTV Networks further provides that he receive annual equity awards that have a target value of $500,000. See “Compensation Discussion and Analysis—2008 Compensation Decisions—Equity Awards” for information on the terms of these grants.

The provisions in Mr. Tortoroli’s employment agreement on termination of employment under various circumstances and applicable restrictive covenants are discussed in the section entitled “Potential Payments upon Termination or Change-In-Control.”

2008 GRANTS OF PLAN-BASED AWARDS

The information in the table below relates to 2008 equity grants to our NEOs. The Committee made our annual LTMIP grants to our NEOs and other LTMIP eligible employees in June 2008, except for the PSU grants to Messrs. Redstone, Dauman and Dooley which are made on January 1 of each year. The Black-Scholes valuation method on the date of grant is used to determine the number of stock options granted, and the number of RSUs granted is determined by dividing the target value of the award by the closing market price of our Class B common stock on the date of grant. The target number of PSUs granted is determined by dividing the target value of the award by the closing market price of our Class B common stock on the date of grant, except for the PSUs granted to Messrs. Redstone, Dauman and Dooley, which are calculated using the target value divided by the closing market price of our Class B common stock for a period of 10 trading days ending on the date of grant. For additional information on the terms of the grants, see “Compensation Discussion and Analysis—2008 Compensation Decisions—Equity Awards.”

Name	Grant Date	Date of Board Action, if Different from Grant Date(1)	Type of Award	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Stock Option Awards ($)(3)	Intrinsic Value of Option Awards; Value of Stock Awards(4)
(a)	(b)	(b)		Thresh- old (#)(2)	Target (#)	Maxi- mum (#)	(i)	(j)	(k)	(l)
				(f)	(g)	(h)
Sumner M. Redstone	1/1/08	9/22/06	PSU	17,155	68,621	205,863	–	–	–	$5,619,374	$1,307,916	(5)
	6/4/08	–	SO	–	–	–	–	260,870	$35.26	$3,000,005	$0
Philippe P. Dauman	1/1/08	9/4/06	PSU	34,310	137,241	411,723	–	–	–	$11,238,665	$2,615,813	(5)
	6/4/08	–	SO	–	–	–	–	521,739	$35.26	$5,999,999	$0
Thomas E. Dooley	1/1/08	9/4/06	PSU	27,448	109,793	329,379	–	–	–	$8,990,949	$2,092,655	(5)
	6/4/08	–	SO	–	–	–	–	417,391	$35.26	$4,799,997	$0
Michael D. Fricklas	6/4/08	–	PSU SO	9,147	36,586	73,172	–	130,434	$35.26	$2,759,281	$697,329	(5)
Denise White	6/4/08	–	PSU SO	2,283	9,132	18,264	–	32,870	$35.26	$692,328	$174,056	(5)
Jacques Tortoroli	6/4/08	–	PSU SO RSU	496	1,985	3,970	4,538	23,478	$35.26	$498,331	$124,328	(5)

(1)	Date of Compensation Committee approval of employment agreement providing for the annual January 1 PSU grants.

(2)	Threshold amount is equal to 25% of the target award, which is the minimum amount that could be paid if the market condition for the PSU awards is met. The maximum award is 300% of the target award for Messrs. Redstone, Dauman and Dooley and 200% of the target award for Messrs. Fricklas and Tortoroli and Ms. White.

(3)	Grant date fair value assumptions are consistent with those disclosed in Note 13, Stock Based Compensation to our Consolidated Financial Statements in our 2008 Annual Report on Form 10-K. For PSUs, the grant date fair value under Statement of Financial Accounting Standards 123(R) “Share-Based Payment” (“FAS 123(R)”) takes into consideration the performance and market conditions applicable to the grant, and makes certain assumptions about the performance of our stock and that of the companies in the reference group over the measurement period. Factors such as market volatility and possibility of a payout above target can cause dramatic changes in the accounting expense for a PSU award. Accordingly, the expense to us shown in this column may be significantly higher than the value of the awards determined in accordance with the respective NEO employment agreements.

(4)	We believe it is relevant for investors’ understanding of our NEOs’ compensation to present the current value of the awards compared to the “grant date fair value”, which is the total accounting expense for the 2008 awards that we will recognize over a period of years. This information is for illustrative purposes only to demonstrate the compensation the executive might realize from the awards if they were vested and settled, or for stock options, vested and were exercised, using our Class B common stock price of $19.06 as of December 31, 2008. The actual market value of the awards fluctuates daily with the price of our stock. In addition, our stock options and RSUs vest over a period of 4 years and our PSUs have measurement periods of three or more years; therefore, none of the equity awards in the above table have actually vested.

(5)	Since PSUs have a multi-year measurement period, this table assumes that the target number of PSUs was received on December 31, 2008. The actual number of PSUs the executive will receive cannot be determined until the end of the measurement period when the relative performance of our stock compared to other companies in the S&P 500 as well as our achievement of the EPS threshold can be determined.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth information on the outstanding equity awards, including which portions were vested or unvested, held by our NEOs as of December 31, 2008. Market value amounts are based on the closing price of our Class B common stock of $19.06 on December 31, 2008.

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Sumner M. Redstone	5/4/00	977,218			$70.3203	5/4/10
	5/23/01	366,456			$71.9096	5/23/11
	5/22/02	293,165			$60.7466	5/22/12
	5/21/03	390,887			$55.6003	5/21/13
	5/19/04	268,734			$47.5025	5/19/14
	7/1/04	488,609			$44.7906	7/1/14
	7/1/04	244,304			$44.7906	7/1/14
	5/29/07	61,425	184,275(1)		$43.8600	5/29/15
	6/4/08		260,870(2)		$35.2600	6/4/16
	1/1/07								18,916(3)	$360,539
	1/1/08								17,155(4)	$326,974
Philippe P. Dauman	5/4/00	4,886			$70.3203	5/4/10
	8/1/00	1,465			$88.2945	8/1/10
	1/31/01	1,465			$69.6265	1/31/11
	1/31/02	1,465			$50.4414	1/31/12
	1/31/03	1,465			$48.6251	1/31/13
	1/31/04	1,954			$50.8324	1/31/14
	1/31/05	1,954			$47.0988	1/31/15
	1/31/06	2,114	1,057(5)		$41.4800	1/31/16
	9/8/06	1,617,251			$34.4600	9/8/14
	5/29/07	122,850	368,550(1)		$43.8600	5/29/15
	6/4/08		521,739(2)		$35.2600	6/4/16
	9/11/06						143,621(6)	$2,737,416
	1/1/07								37,831(3)	$721,059
	1/1/08								34,310(4)	$653,949
Thomas E. Dooley	1/3/06	7,928			$41.5900	1/3/16
	1/31/06	2,114	1,057(5)		$41.4800	1/31/16
	9/8/06	1,293,801			$34.4600	9/8/14
	5/29/07	98,280	294,840(1)		$43.8600	5/29/15
	6/4/08		471,391(2)		$35.2600	6/4/16
	9/11/06						114,896(6)	$2,189,918
	1/1/07								30,265(3)	$576,851
	1/1/08								27,448(4)	$523,159

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Michael D. Fricklas	8/1/99	87,208			$52.8979	8/1/09
	5/25/00	79,280			$68.1917	5/25/10
	1/31/01	59,460			$69.6265	1/31/11
	1/30/02	67,388			$49.8233	1/30/12
	1/29/03	99,100			$49.6089	1/29/13
	1/28/04	99,100			$50.9459	1/28/14
	1/26/05	79,230	26,410(7)		$47.1493	1/26/13
	5/24/06	94,936	94,937(8)		$36.7800	5/24/14
	5/29/07	30,712	92,138(1)		$43.8600	5/29/15
	6/4/08		130,434(2)		$35.2600	6/4/16
	1/26/05						4,772(9)	$90,954
	3/15/07						41,397(10)	$789,027
	5/24/06								6,118(11)	$116,609
	5/29/07								7,353(12)	$140,148
	6/4/08								9,147(13)	$174,342
Denise White	6/4/08		32,870(2)		$35.2600	6/4/16
	10/11/07						20,000(14)	$381,200
	6/4/08								2,283(13)	$43,514
Jacques Tortoroli	7/15/02	19,820			$49.3566	7/15/12
	4/1/03	880			$47.6917	3/28/13
	7/23/03	31,712			$54.0236	7/23/13
	1/28/04	31,712			$50.9459	1/28/14
	4/1/04	894			$49.2053	3/31/14
	1/26/05	16,648	5,550(7)		$47.1493	1/26/13
	4/1/05	1,079			$43.9833	3/31/15
	5/24/06	23,734	23,734(8)		$36.7800	5/24/14
	5/29/07	7,678	23,035(1)		$43.8600	5/29/15
	6/4/08		23,478(2)		$35.2600	6/4/16
	1/26/05						991(9)	$18,888
	6/4/08						4,538(15)	$86,494
	5/24/06								1,529(11)	$29,143
	5/29/07								1,838(12)	$35,032
	6/4/08								496(13)	$9,454

(1)	Remaining stock option grant vests in equal annual installments on May 29, 2009, 2010 and 2011.

(2)	Stock option grant vests in equal annual installments on June 4, 2009, 2010, 2011 and 2012.

(3)	Represents the threshold amount, or 25%, of the target award (target award was 75,663 PSUs in the case of Mr. Redstone, 151,325 PSUs in the case of Mr. Dauman, and 121,060 PSUs in the case of Mr. Dooley), which is the minimum amount that could be paid if the market condition for the PSU awards is met. PSUs vest at the end of the performance period on December 31, 2009 subject to satisfaction of the market and performance conditions for the performance period.

(4)	Represents the threshold amount, or 25%, of the target award (target award was 68,621 PSUs in the case of Mr. Redstone, 137,241 PSUs in the case of Mr. Dauman, and 109,793 PSUs in the case of Mr. Dooley), which is the minimum amount that could be paid if the market condition for the PSU awards is met. PSUs vest at the end of the performance period on December 31, 2010 subject to satisfaction of the market and performance conditions for the performance period.

(5)	Remaining portion of grant vested in full on January 31, 2009.

(6)	The remaining portion of the grant (grant was 287,242 RSUs in the case of Mr. Dauman, and 229,792 RSUs in the case of Mr. Dooley) vests in equal annual installments on September 11, 2009 and 2010, subject to the NEO’s retention through each applicable vesting date of the corresponding portion of the shares of Class B common stock he purchased on September 11, 2006.

(7)	Remaining portion of grant vested in full on January 26, 2009.

(8)	Remaining portion of stock option grant vests in equal annual installments on May 24, 2009 and 2010.

(9)	Remaining portion of grant vested in full on January 26, 2009.

(10)	Remaining RSUs vest in equal annual installments on May 31, 2009 and 2010.

(11)	Represents the threshold amount, or 25%, of the total grant of market condition-based RSUs (total grant was 24,470 RSUs in the case of Mr. Fricklas, and 6,117 RSUs in the case of Mr. Tortoroli). Market condition-based RSUs vest in equal annual installments on May 24, 2007, 2008, 2009 and 2010, subject to satisfaction of the market condition for the applicable year. In 2007 and 2008, the market condition was not met and no portion of the grant has yet vested.

(12)	Represents the threshold amount, or 25%, of the target award (target award was 29,412 PSUs in the case of Mr. Fricklas, and 7,353 PSUs in the case of Mr. Tortoroli), which is the minimum amount that could be paid if the market condition for the PSU awards is met. PSUs vest at the end of the performance period on December 31, 2009 subject to satisfaction of the market and performance conditions for the performance period.

(13)	Represents the threshold amount, or 25%, of the target award (target award was 36,586 PSUs in the case of Mr. Fricklas, 9,132 PSUs in the case of Ms. White, and 1,985 PSUs in the case of Mr. Tortoroli), which is the minimum amount that could be paid if the market condition for the PSU awards is met. PSUs vest at the end of the performance period on December 31, 2010 subject to satisfaction of the market and performance conditions for the performance period.

(14)	Remaining RSUs vest in equal annual installments on November 11, 2009 and 2010.

(15)	RSUs vest in equal annual installments on June 4, 2009, 2010, 2011 and 2012.

OPTION EXERCISES AND STOCK VESTED IN 2008

The following table sets forth information on exercises of stock options and the vesting of restricted share units held by our NEOs during 2008.

	Option Awards(1)		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
(a)	(b)	(c)	(d)		(e)
Sumner M. Redstone	(2)	–	–		–
Philippe P. Dauman	–	–	71,811	(3)	$1,943,924
Thomas E. Dooley	–	–	57,448	(4)	$1,555,117
Michael D. Fricklas	–	–	25,471	(5)	$915,139
Denise White	–	–	10,000	(6)	$165,000
Jacques Tortoroli	–	–	991	(7)	$36,072

(1)	Represents the gross number of shares acquired on exercise/vesting, without reduction for the number of shares sold to pay the exercise price of the stock options and applicable withholding taxes on the stock options and RSUs. For RSUs, the value realized on vesting does not reflect the deduction of shares withheld for taxes (and corresponding reduction in value). As supplemental information, the table below sets forth the aggregate accounting charge we expensed over the applicable vesting period for the shares shown above:

Name	Accounting Charge Corresponding to Number of Shares Acquired
Sumner M. Redstone	–
Philippe P. Dauman	$2,522,002
Thomas E. Dooley	$2,017,574
Michael D. Fricklas	$1,058,342
Denise White	$408,000
Jacques Tortoroli	$46,726

(2)	Mr. Redstone had 1,954,436 stock options with an exercise price of $38.55 expire and be cancelled in 2008.

(3)	Represents the vesting of the second 25% of Mr. Dauman’s September 11, 2006 grant of 287,242 RSUs in accordance with the terms of the grant, valued at the closing price of our Class B common stock on the date of vesting of $27.07. Mr. Dauman received 37,485 shares net of withholding, or $1,014,719 in value.

(4)	Represents the vesting of the second 25% of Mr. Dooley’s September 11, 2006 grant of 229,792 RSUs in accordance with the terms of the grant, valued at the closing price of our Class B common stock on the date of vesting of $27.07. Mr. Dooley received 32,285 shares net of withholding, or $873,955 in value.

(5)	Represents the vesting of the third 25% of Mr. Fricklas’ January 26, 2005 RSU grant in accordance with the terms of the grant (dividend equivalents payable in connection with the 2005 RSU grant were paid in cash), valued at the closing price of our Class B common stock on the date of vesting of $36.40, from which Mr. Fricklas received 2,924 shares net of withholding, or $106,434 in value, and the vesting of the first third of Mr. Fricklas’ March 15, 2007 RSU grant in accordance with the terms of the grant, valued at the closing price of our Class B common stock on the date of vesting of $35.82, from which Mr. Fricklas received 9,895 shares net of withholding, or $386,999 in value.

(6)	Represents the vesting of the first third of Ms. White’s October 11, 2007 RSU grant in accordance with the terms of the grant, valued at the closing price of our Class B common stock on the date of vesting of $16.50. Ms. White received 6,620 shares net of withholding, or $109,230 in value.

(7)	Represents the vesting of the third 25% of Mr. Tortoroli’s January 26, 2005 RSU grant in accordance with the terms of the grant, valued at the closing price of our Class B common stock on the date of vesting of $36.40. Dividend equivalents payable in connection with the 2005 RSU grant were paid in cash. Mr. Tortoroli received 554 shares net of withholding, or $20,166 in value.

2008 PENSION BENEFITS

We maintain the Viacom Pension Plan and the Viacom Excess Pension Plan. Liabilities and any accompanying assets allocable to pension benefits for Mr. Fricklas described below that were accrued with respect to years of service at Former Viacom were transferred to our pension plans at the time of the separation. As further discussed below, the liabilities for Messrs. Redstone, Dauman and Dooley as a result of their years of service at Former Viacom remain under the CBS Corporation pension plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Sumner M. Redstone	Viacom Pension Plan Viacom Excess Pension Plan	3 years, 0 months(2)	$ 54,357 36,810 $ 91,167	$4,183 –
Philippe P. Dauman	Viacom Pension Plan Viacom Excess Pension Plan	1 year, 3 months(3)	$ 25,712 65,014 $ 90,726	– –
Thomas E. Dooley	Viacom Pension Plan Viacom Excess Pension Plan	1 year, 3 months(4)	$ 21,931 55,842 $ 77,773	– –
Michael D. Fricklas	Viacom Pension Plan Viacom Excess Pension Plan	14 years, 5 months	$196,499 544,503 $741,002	– –
Denise White	Viacom Pension Plan Viacom Excess Pension Plan	0 years, 3 months(5)	$ 5,390 13,537 $ 18,927	– –
Jacques Tortoroli	Viacom Pension Plan Viacom Excess Pension Plan	3 years, 2 months	$ 50,454 133,048 $183,502	– –

(1)	Present Value of Accumulated Benefit as of December 31, 2008 is determined assuming commencement of benefits at age 65 (or immediate commencement if over 65) with an interest adjustment during the deferral period from December 31, 2008 until age 65, but no pre-retirement mortality assumption. Reflects a discount rate of 6.0% and the RP2000 blended mortality tables for male/females to determine the present value of the benefit at commencement.

(2)	Mr. Redstone has participated in the Viacom Pension Plan and the Viacom Excess Pension Plan since the separation. Prior to the separation, he participated in Former Viacom’s corresponding plans (now the CBS Corporation pension plans). Mr. Redstone received credit for his years of service at Former Viacom for purposes of meeting the eligibility requirement, but not for calculating the benefit amount, for our pension plans. He began receiving required minimum distributions from the Viacom Pension Plan in April 2007 in the form of a 50% joint and survivor annuity.

(3)	Mr. Dauman commenced participation in the Viacom Pension Plan and the Viacom Excess Pension Plan on October 1, 2007. In addition, Mr. Dauman has a vested pension benefit for 20 years of service under the CBS Corporation pension plans as a result of his previous service at Former Viacom. We have agreed in Mr. Dauman’s employment agreement to pay him the greater of (a) the benefit he would have received under our pension plans if he had received credit for the same number of years he has credited under the CBS pension plans plus his current years of service under our plans, offset by the benefit he has accrued under the CBS pension plans payable at age 65 or (b) the actual benefit he would be entitled to under our pension plans.

(4)	Mr. Dooley commenced participation in the Viacom Pension Plan and the Viacom Excess Pension Plan on October 1, 2007. In addition, Mr. Dooley has a vested pension benefit for 20 years of service under the CBS Corporation pension plans as a result of his previous service at Former Viacom. We have agreed in Mr. Dooley’s employment agreement to pay him the greater of (a) the benefit he would have received under our pension plans if he had received credit for the same number of years he has credited under the CBS pension plans plus his current years of service under our plans, offset by the benefit he has accrued under the CBS pension plans payable at age 65 or (b) the actual benefit he would be entitled to under our pension plans.

(5)	Ms. White commenced participation in the Viacom Pension Plan and the Viacom Excess Pension Plan on October 1, 2008.

The Viacom Pension Plans

We have established the Viacom Pension Plan for all eligible Viacom employees who satisfy age and service requirements, including the NEOs. The Pension Plan assumed from the Former Viacom pension plan the liability for benefits accrued through the date of the separation for our NEOs who participated in the Former

Viacom pension plan, except for Messrs. Redstone, Dauman and Dooley, for whom such liability remains in the Former Viacom pension plan. Assets allocable to those accrued benefits were transferred from the Former Viacom pension plan to the Pension Plan based on applicable rules governing such transfers.

Participation in our Pension Plan begins on the later of the first of the month coincident with or following the date an employee turns 21 and completes one year of eligibility service. An eligible employee will receive a retirement benefit that is calculated using the plan formula and is based upon the employee’s years of benefit service (up to a maximum of 30 years), final average compensation and covered compensation amount. Final average compensation is eligible salary, commissions, overtime and eligible bonus for the highest 60 consecutive months out of the final 120 months of employment. Covered compensation is the average of the Social Security Wage Bases during the 35-year period that ends with the year the employee reaches the Social Security Retirement age. The pension plan formula, which provides a monthly benefit payable in the form of a single life annuity at a normal retirement age of 65, is as follows:

1.25% times final average compensation up to the covered compensation amount times benefit service (up to 30 years)

plus

1.75% times final average compensation above the covered compensation amount times benefit service (up to 30 years).

The single life annuity is the normal form of payment for a single participant. The 50% joint and survivor annuity is the normal form of payment for a married participant. The Pension Plan offers optional forms of annuity payments that may be elected by a participant upon retirement. A reduction is applied to the single life annuity benefit if an optional form is elected. All optional forms of payment under the Pension Plan are the actuarial equivalent of the normal form of payment.

Participants in the Pension Plan receive credit for years of service credited under the Former Viacom pension plan, except for Messrs. Redstone, Dauman and Dooley whose benefits remained at Former Viacom. Employees are fully vested in their accrued benefit upon completion of five full years of service. Vested participants who terminate employment prior to normal retirement age may begin receiving a reduced benefit as early as age 55. Participants who terminate employment after having reached age 55 with ten years of vesting service are eligible to receive a reduced early retirement benefit. Under applicable tax rules, Mr. Redstone began receiving certain minimum required in-service distributions from the Pension Plan beginning in April 2007.

Compensation for purposes of the Pension Plan was limited by federal law to $230,000 for 2008. This amount is adjusted each year in accordance with the Internal Revenue Code. We have established the Viacom Excess Pension Plan to provide benefits to participants in the Pension Plan whose annual base salary exceeds the annual compensation limitation. We have assumed the liability for amounts credited under the Former Viacom excess pension plan through the date of the separation for our NEOs who participated in the Former Viacom excess pension plan, except for the liability for Messrs. Redstone, Dauman and Dooley, which remains a liability of Former Viacom.

The benefits under the Excess Pension Plan are calculated using the Pension Plan formula and eligible compensation in excess of the annual compensation limitation. The maximum amount of total annual compensation that may be taken into account under the Pension Plan and the Excess Pension Plan is generally $750,000. In the case of Mr. Redstone, the maximum amount is limited to $375,000. Participants who received pension benefits from the Pension Plan through 2008 (other than minimum required in-service distributions) received pension benefits from the Excess Pension Plan in the same form and at the same time as they received Pension Plan payments. Participants who elect to commence receiving pension benefits from the Pension Plan after 2008 will receive the portion of their pension benefits accrued and vested under the Excess Pension Plan prior to January 1, 2005 coincident with and in the same form as their benefit from the Pension Plan. Payment of the portion of their benefit accrued and vested after December 31, 2004 will begin generally as of the later of the first day of the month coincident with or next following six months after termination of employment or the first day of the month coincident with or next following their attainment of age 55 and will be paid in the form of an annuity.

We generally do not grant employees extra years of benefit service under the Pension Plan or the Excess Pension Plan for purposes of calculating a pension benefit. However, we have on rare occasions in connection with the negotiation of an executive employment agreement agreed to terms that effectively grant credit for additional years of service. See footnotes (3) and (4) to the “2008 Pension Benefits” table for a discussion of the contractual additional benefit we agreed to provide to Messrs. Dauman and Dooley in light of their years of service at Former Viacom.

See “Compensation Discussion and Analysis – Compensation Highlights – 2009 Changes to Retirement Programs” for information about the changes approved in 2009 to our Pension Plan and Excess Pension Plan.

2008 NONQUALIFIED DEFERRED COMPENSATION

In addition to our tax-qualified 401(k) Plan, we maintain certain nonqualified deferred compensation plans. The Viacom Excess 401(k) Plans and the Viacom Bonus Deferral Plans are available to employees whose income exceeds certain statutory limits for the 401(k) Plan. We also previously had a program for any deferrals of base salary required under employment agreements.

In 2008, except for Mr. Dauman’s contributions to the Excess 401(k) Plan, none of our NEOs participated in these plans. Messrs. Fricklas and Tortoroli previously contributed to the Excess 401(k) Plan, and Messrs. Redstone and Fricklas previously deferred a portion of their base salary under their employment agreements. The table below sets forth, on an aggregate basis, contributions to these plans in 2008, earnings in 2008, and the balances in the plans as of December 31, 2008.

Name	Plan	Executive Contributions in 2008 ($)(1)	Company Contributions in 2008 ($)(2)	Aggregate Earnings in 2008 ($)(3)			Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/08 ($)
(a)		(b)	(c)	(d)			(e)	(f)
Sumner M. Redstone	Excess 401(k) Salary Deferral	– – –	– – –	$ $	(4,124) (5,510,842) (5,514,966)	(4)	– – –	$ $	84,251 385,410 469,661
Philippe P. Dauman	Excess 401(k)	$113,404	$15,600		$(104,083)		–		$170,005
Thomas E. Dooley	–	–	–		–		–		–
Michael D. Fricklas	Excess 401(k) Salary Deferral Bonus Deferral	– – – –	– – – –	$ $	(753,491) (178,645) (261,168) (1,193,304)		– – – –	$ $	1,690,055 462,060 642,273 2,794,388
Denise White		–	–		–		–		–
Jacques Tortoroli	Excess 401(k)	–	–		$(9,931)		–		$123,907

(1)	Amount represents contributions under our Excess 401(k) Plan for Designated Senior Executives. This amount is included in Mr. Dauman’s salary in the 2008 Summary Compensation Table.

(2)	Company match under the Excess 401(k) Plan for Designated Senior Executives. This amount is included in Mr. Dauman’s “All Other Compensation” in the 2008 Summary Compensation Table.

(3)	Except as otherwise noted, amounts deferred under our Deferral Plans are deemed invested in the same investment alternatives that the NEO has elected for his tax-qualified 401(k) plan or, if no election has been made, in the 401(k) plan’s default investment option. Amounts are net of deductions for annual fees. Since these amounts are not preferential, they are not included in the 2008 Summary Compensation Table, except for the change in value related to Mr. Redstone’s stock option equivalents (SOEs) discussed in footnote (4) below.

(4)	On September 27, 2006, Mr. Redstone converted the $9,439,918 balance of his deferred salary compensation account to SOEs of equal value that have an exercise price of $37.55 (which was the closing price of our Class B common stock on that date), an eight-year term, and vest in equal annual installments over four years. In accordance with his employment agreement, Mr. Redstone continued to defer his base salary through December 31, 2006. This amount reflects the net earnings in 2008 on amounts deferred under this account and the Excess 401(k) plan of $11,898, minus the decrease in intrinsic value of the SOEs during 2008 of $5,526,864. The SOEs had no intrinsic value on December 31, 2008.

The Viacom Excess 401(k) Plans

We have established Excess 401(k) Plans to provide benefits to employees who are participants in the tax-qualified 401(k) Plan and whose annual base salary exceeds the annual compensation limit set forth in the Code. For 2008, the compensation limit for the tax-qualified 401(k) Plan was $230,000. We maintain an account in the name of each participant and that account is credited with the amount of the participant’s deferral. A participant may elect to defer between 1% and 15% of eligible compensation on a before-tax or after-tax basis. Eligible compensation for Excess 401(k) Plan participants is, in general, a participant’s base pay including all pre-tax elective contributions made on behalf of a participant either to a company “qualified cash or deferred arrangement” (as defined under Section 401(k) of the Code and applicable regulations), a “cafeteria plan” (as defined under Section 125 of the Code and applicable regulations), or a “qualified transportation fringe” (as defined under Section 132(f) of the Code and the applicable regulations). Eligible compensation does not include deferred compensation or cash bonuses under our STIP. Deferrals to the Excess 401(k) Plans begin once Code limits have been reached in the tax-qualified 401(k) Plan. Participant accounts under the Excess 401(k) Plans are credited (or charged) with earnings, gains or losses based on the investment performance of the funds selected by the participant for amounts contributed to the qualified 401(k) Plan. In addition, as with the qualified 401(k) plan, in 2008 we matched 60% of the first 5% of eligible compensation contributed by a participant on a pre-tax basis. Matching contributions credited under the Excess 401(k) Plans in the aggregate for any participant are subject to an eligible compensation limit of $750,000, unless a grandfather provision applies. In the case of Mr. Redstone, the maximum amount of compensation with respect to which matching contributions can be made is limited to $375,000. Participants become fully vested in the matching contribution after five years of service. For purposes of vesting, participants receive credit for years of service credited under the Former Viacom 401(k) plan. We have assumed the total liability for amounts credited under the Former Viacom excess 401(k) plans through the date of the separation for our NEOs who participated in the Former Viacom excess 401(k) plans, except for Mr. Redstone, for whom we assumed 50% of the liability.

The Bonus Deferral Plans

Our Bonus Deferral Plans are voluntary unfunded nonqualified deferred compensation plans for the benefit of senior executives who are designated as eligible to participate in the Excess 401(k) Plans (whose annual base salary exceeds the annual compensation limit applicable to the tax-qualified 401(k) Plan). Under the terms of the Bonus Deferral Plans, a participant may elect before the end of each year to defer a portion (from 1% to 15%) of his or her cash bonus under the STIP earned in respect of the next succeeding calendar year. We maintain an account in the name of each participant, which account is credited with the amount of the participant’s bonus deferral. Participant accounts under the Bonus Deferral Plans are credited (or charged) with earnings, gains or losses based on the investment performance of the funds selected by the participant for amounts contributed to the tax-qualified 401(k) Plan. We do not make matching contributions in the Bonus Deferral Plans. We have assumed the liability for amounts credited under the Former Viacom bonus deferral plans through the date of the separation for our NEOs who participated in the Former Viacom bonus deferral plan.

Distributions and Withdrawals under the Excess 401(k) Plans and Bonus Deferral Plans

The vested portion of each participant’s accounts in the Excess 401(k) Plans and the Bonus Deferral Plans is distributed in cash after termination of employment in accordance with the participant’s payment election. Participants are required to make a joint payment election for all amounts deferred under the plans. For amounts earned, deferred and vested prior to January 1, 2005, participants elected to have these amounts paid in a single lump sum in January of the first, second, third, fourth or fifth year following termination of employment, or in up to five annual installments in amounts designated by the participants beginning in the January following the year of termination. If a participant elects a lump sum payment, it will be made in January of the year following termination of employment unless the participant elects to have payment made in the January of the second through fifth year following termination. If a participant elects to receive annual installment payments over a period of two or more years, the annual payments will be made in substantially equal annual installments, unless the participant designates at the time of making his or her payment option election a specific percentage of his or her account to be distributed in each year. All specified percentages must be a whole multiple of 10% and the total of all designated percentages must be equal to 100%.

For amounts earned, deferred and vested after December 31, 2004, the payment options are the same as those set forth above, except that a participant will not be able to receive any payment from post-2004 accounts until the later of the January 31 following his or her termination of employment or six months following termination of employment. For all amounts earned, deferred and vested prior to January 1, 2005, participants can change their payment elections up to three times during their term of employment. Payments of pre-2005 amounts will be made in accordance with the most recent payment election made more than six months before termination of employment. No changes can be made to the joint payment election made for post-2004 deferrals.

A participant who suffers an unforeseeable emergency as defined in Section 409A of the Internal Revenue Code may receive a withdrawal of all or part of the vested portion of his or her accounts in the Excess 401(k) Plans and/or the Bonus Deferral Plans to the extent permitted under Section 409A.

The Deferred Compensation Plan

This plan was established for employees who have a deferred compensation arrangement in their employment contract. The amounts deferred are dictated by the specific employment contract. Participant accounts under the deferred compensation plan are credited (or charged) with earnings, gains or losses based on the investment performance of the funds selected by the participant for amounts contributed to the qualified 401(k) Plan, except that, as discussed above, Mr. Redstone’s account is indexed to stock option equivalents effective September 27, 2006. We do not make matching contributions in the deferred compensation plan. Payment of amounts accrued under the deferred compensation plan are made in accordance with the participant’s employment agreement, which generally provides that the amounts be paid after the participant ceases to be an employee in a timeframe designed to comply with the requirements of Section 409A of the Code unless a grandfather provision applies. We have assumed the liability for amounts credited under the Former Viacom deferred compensation plan through the date of the separation for our NEOs who participated in the plan.

See “Compensation Discussion and Analysis – Compensation Highlights – 2009 Changes to Retirement Programs” for information about the changes approved in 2009 to our Pension Plan and Excess Pension Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

We have employment agreements and maintain certain plans that, by their terms, will require us to provide compensation and other benefits to our NEOs if their employment terminates under certain circumstances. We do not maintain any plans or other arrangements that provide benefits, payments or accelerated vesting of equity or non-equity incentive awards upon a change-in-control of Viacom, except as discussed below under “Potential Excise Tax Gross-Up.”

The following summarizes our potential obligations upon termination of employment in various circumstances, assuming that employment terminated on December 31, 2008. The amounts set forth below do not include accrued obligations such as salary and bonus amounts payable with respect to days previously worked, accrued vacation time, currently vested stock options, retirement plan obligations and other accrued amounts that were fully earned and vested as of December 31, 2008. Certain of these accrued obligations are discussed in the “2008 Pension Benefits” and “2008 Nonqualified Deferred Compensation” tables.

Mr. Redstone’s employment agreement is terminable at will by either party and does not contain any provisions providing for severance benefits. Accordingly, the treatment of his equity awards under the various scenarios presented below is the default treatment under the plan documents, unless otherwise indicated.

The section below entitled “Relevant Provisions of Employment Agreements” provides important information on the key terms of the individual employment agreements applicable upon termination of employment, including with respect to the treatment of equity awards and restrictive covenants and other obligations.

Termination for “Cause”

In the event an NEO is terminated for “Cause,” as that term is defined below, the NEO is only eligible to receive compensation and benefits accrued through the date of termination and all outstanding equity awards, whether vested or unvested, would be forfeited effective on the date of termination. Therefore, no amounts other than accrued amounts would be payable to any of the NEOs.

Resignation Without “Good Reason”

In the event an NEO resigns without “Good Reason,” as that term is defined below, the NEO is only eligible to receive compensation and benefits accrued through the date of resignation. Outstanding stock options exercisable on the date of resignation may be exercised until the earlier of six months after such date or the expiration date of the options, except in the case of Ms. White and Mr. Tortoroli, whose outstanding equity awards, whether vested or unvested, would be forfeited effective on the date of termination. All unvested stock options, RSUs and PSUs would be forfeited.

Termination without “Cause” or Resignation for “Good Reason”

In the event an NEO is terminated without “Cause” or resigns for “Good Reason,” the NEO is generally eligible to receive the following:

•	compensation and benefits accrued through the date of termination/resignation;

•	certain salary and bonus amounts as severance;

•	accelerated vesting of certain equity awards (described under “Relevant Provisions of Employment Agreements” below); and

•	a continuation of certain benefits for a period of time.

The table below sets forth these amounts (other than accrued amounts) calculated as of December 31, 2008, including the value of accelerated equity awards based on the price of our Class B common stock on that date ($19.06). The table assumes that December 31, 2008 was the last day of the measurement period for purposes of calculating the payout received for all PSUs, and values RSUs as of that date. Stock options had no intrinsic value as of that date. Any actual amounts these executives may receive would vary depending on any actual date of termination or resignation. In addition, the excise tax gross-up component discussed in footnote (6) is triggered only under very specific circumstances.

Executive	Salary (other than accrued amounts)(1)	Bonus (other than accrued amounts)(1)	Equity Awards(2)	Benefits(3)	Interest on Payments Delayed under 409A(4)
Sumner M. Redstone(5)	–	–	$1,210,023	–	–
Philippe P. Dauman(6)	$5,000,000	$19,000,000	$5,517,446	$51,539	$460,090
Thomas E. Dooley(6)	$4,000,000	$15,200,000	$4,125,943	$48,479	$368,211
Michael D. Fricklas	$1,484,135	$2,367,548	$907,927	$36,635	–
Denise White	$1,443,750	$866,250	$72,972	$39,722	–
Jacques Tortoroli(7)	$1,550,000	$1,162,500	$381,200	$47,424	–

(1)	Cash severance capped under employment agreement at two times base salary and bonus in effect on the date of termination, unless the term of the agreement has less than two years remaining.

(2)	Reflects acceleration of outstanding equity awards as described under “Treatment of Outstanding Equity Awards as of December 31, 2008” below.

(3)	Continuation of health and welfare benefits and life insurance premiums, assuming current rates.

(4)	Assumes an interest rate of 6.875%.

(5)	Mr. Redstone’s employment agreement does not include a concept of “good reason.” In his case, the amounts indicated reflect termination of his employment without “Cause” (as defined in the LTMIP).

(6)	Under the terms of the employment agreements for Messrs. Dauman and Dooley, we may potentially pay any excise tax (including a gross-up payment) that they would owe if their termination of employment or resignation was as a result of a change-in-control that results in payments upon which an excise tax under Section 4999 of the Code would be imposed. As of December 31, 2008, we estimate the amount of the potential excise tax and gross-up payments to be approximately $16.6 million for Mr. Dauman and $11 million for Mr. Dooley. See “Potential Excise Tax Gross-Up” below for more information.

(7)	Reflects termination provisions of Mr. Tortoroli’s agreement with MTV Networks in effect on December 31, 2008, pursuant to which he serves as its CFO. Mr. Tortoroli’s employment agreement does not include a concept of “Good Reason”; the amounts indicated reflect termination of his employment without “Cause.”

Death or Incapacity

Death.  Other than accrued benefits, no benefits are provided in connection with an NEO’s death except, in the cases of Messrs. Dauman, Dooley and Fricklas and Ms. White, for the acceleration of equity awards, the treatment of which is the same as that set forth in the above table. Pursuant to the employment agreements for our NEOs, we pay the premiums for specified life insurance benefits in lieu of any continuing payment of salary and bonus through the term of the respective employment agreement. Each of Messrs. Dauman, Dooley and Fricklas are provided with life insurance policies with a face value of $5,000,000. Messrs. Redstone and Tortoroli and Ms. White are provided with an amount equal to a multiple of base salary, which is the same as provided to Viacom employees generally. These amounts would be paid by our insurer upon an NEO’s death.

Incapacity.  Other than accrued benefits and short-term disability amounts, no benefits would be provided in connection with an NEO’s incapacity except, in the cases of Messrs. Dauman, Dooley and Fricklas and Ms. White, for the acceleration of equity awards, the treatment of which is the same as that set forth in the above table.

In the event an NEO becomes disabled during the term of employment, the NEO may participate in our short-term disability program for up to 26 weeks, and may then participate in our long-term disability program. In addition to any accrued benefits and target bonus payable, Messrs. Dauman and Dooley would receive their full salary while participating in our short-term disability program (which we self-insure and would therefore pay), and then payments would be made by our long-term disability insurer up to a maximum amount per month until age 65. In addition to any accrued benefits and target bonus payable, Messrs. Redstone, Fricklas and Tortoroli and Ms. White would participate in our short-term disability program on the same basis as any other employee, earning

100% of salary for the first 13 weeks of participation in the short-term disability program and 80% of salary for the second 13 weeks. Messrs. Fricklas and Tortoroli and Ms. White would receive payments from our long-term disability insurer up to a maximum amount per month, until age 65. In the event of termination due to long-term disability, Ms. White’s PSUs and RSUs would accelerate as set forth in the above table.

Relevant Provisions of Employment Agreements

Upon termination of employment for any reason, all NEOs are entitled to accrued salary and vacation time, and any other benefits accrued through the termination date. Entitlement to pension benefits is described under the heading “2008 Pension Benefits.”

Treatment of Outstanding Equity Awards as of December 31, 2008.  Outstanding equity awards held by our NEOs as of December 31, 2008 are described in the table “Outstanding Equity Awards at Fiscal Year End.” The following describes the treatment of these outstanding equity awards in the event employment terminates:

Termination For Cause

•	If an NEO is terminated for “Cause,” all outstanding equity awards, whether vested or unvested, are forfeited effective on the date of termination.

Resignation Without Good Reason

•

If an NEO resigns other than for “Good Reason,” outstanding stock options exercisable on the date of resignation remain exercisable for six months, except in the case of Ms. White and Mr. Tortoroli, whose outstanding equity awards, whether vested or unvested, would be forfeited effective on the date of termination. Unvested stock options, unvested RSUs and PSUs are forfeited.

Termination Without Cause / Resignation for Good Reason

•

In the event of Mr. Redstone’s termination without “Cause,” vested stock options will remain exercisable for six months (or if earlier, their expiration date). All outstanding PSUs will be paid out and the date of termination will be deemed the last day of the measurement period for purposes of calculating the payout received. In addition, pursuant to Mr. Redstone’s employment agreement, stock option equivalents credited to his deferred compensation account will vest.

•

If either Mr. Dauman’s or Mr. Dooley’s employment is terminated without “Cause,” or if either executive resigns for “Good Reason,” any outstanding unvested stock options will vest and all stock options will remain exercisable for two years (or if earlier, their expiration date), and all unvested RSUs will immediately vest. All outstanding PSUs will be paid out and the date of termination will be deemed the last day of the measurement period for purposes of calculating the payout received.

•

If Mr. Fricklas’, Ms. White’s or Mr. Tortoroli’s employment is terminated without “Cause,” or if Mr. Fricklas or Ms. White resigns for “Good Reason,” any outstanding unvested stock options that would have vested during the term of employment will vest and all stock options will remain exercisable for six months, in the case of Ms. White and Mr. Tortoroli, and, in the case of Mr. Fricklas, six months for options granted before January 29, 2003 and one year for options granted on or after January 29, 2003 (or, in each case, their expiration date if earlier). Any unvested RSUs will be forfeited, except for any RSUs granted after January 1, 2007 that would have vested during the term of employment, which will immediately vest. Mr. Fricklas’ and Ms. White’s outstanding PSUs will be paid out and the date of termination will be deemed the last day of the measurement period for purposes of calculating the payout received.

Death / Incapacity

•	Pursuant to Mr. Redstone’s employment agreement, if his employment terminates by reason of his death or incapacity, stock option equivalents credited to his deferred compensation account will vest.

•

If either Mr. Dauman’s or Mr. Dooley’s employment is terminated due to death or incapacity, any outstanding unvested stock options will vest and all stock options will remain exercisable for the period provided in the applicable award agreement, and all outstanding RSUs will immediately vest.

•

In the event of Mr. Fricklas’ death while employed or while receiving benefits following a termination without “Cause” or for “Good Reason,” or upon his disability, any outstanding unvested stock options that would have vested during the term of his employment will vest and all stock options will remain exercisable for one year (or if earlier, their expiration date). Any unvested RSUs will be forfeited, except for the RSUs granted on March 15, 2007, which will immediately vest.

•

In the event of Ms. White’s death while employed, any unvested RSUs will be forfeited, except for the RSUs granted on October 11, 2007, which will immediately vest. Outstanding vested stock options will be handled in accordance with the terms of the LTMIP.

•

In accordance with the terms of the LTMIP, if Mr. Tortoroli’s employment is terminated due to death, outstanding vested stock options will remain exercisable for two years, and if terminated due to incapacity, outstanding vested stock options will remain exercisable for three years (or, in each case, their expiration date if earlier). Any unvested stock options or RSUs held by Mr. Tortoroli will be forfeited.

•	For all NEOs, all outstanding PSUs will be paid out and the date of termination will be deemed the last day of the measurement period for purposes of calculating the payout received.

Retirement

•

If an NEO retires, outstanding stock options that were exercisable on the retirement date will remain exercisable for three years (or if earlier, their expiration date). All outstanding PSUs will be paid out and the retirement date will be deemed the last day of the measurement period for purposes of calculating the payout received.

Termination for “Cause.”  Under the terms of the employment agreements for Messrs. Dauman and Dooley, we generally would have “Cause” to terminate employment in any of the following circumstances: (i) engaging in intentional acts of material fraud against Viacom; (ii) engaging in willful malfeasance that has a material adverse effect on Viacom; (iii) substantial and continual refusal to perform his duties, responsibilities or obligations as our President and CEO or Senior Executive Vice President, Chief Administrative Officer and Chief Financial Officer, respectively; (iv) conviction of a felony or entered a plea of nolo contendere to a felony charge; (v) willful violation of any Viacom policy generally applicable to employees or officers, including policies concerning insider trading or sexual harassment, or our code of conduct, where he knew or should have known that the violation could reasonably be expected to result in a material adverse effect on Viacom; (vi) making of certain unauthorized disclosures of trade secrets or other confidential information; (vii) willful failure to cooperate with an internal investigation or with a regulatory or law enforcement investigation of Viacom after being instructed by the Board to cooperate; (viii) willful destruction or intentional failure to preserve documents or other material known by him to be relevant to an investigation; or (ix) willful inducement of others to fail to cooperate in any investigation. We are required to notify Messrs. Dauman and Dooley within 30 days after any event that constitutes “Cause” comes to the attention of one of our executive officers, and in general, they have 30 days after receiving notice to cure the event.

Under the employment agreements of each of Messrs. Fricklas and Tortoroli and Ms. White, we generally would have “Cause” to terminate employment in any of the following circumstances: (i) engaging in embezzlement, fraud or other conduct that would constitute a felony; (ii) engaging in the willful unauthorized disclosure of confidential information; (iii) failure to obey a material lawful directive that was appropriate to his or her position from an executive or executives in his reporting line; (iv) committing a material breach of his or her employment agreement; (v) failure (except in the event of disability) or refusal to substantially perform material obligations under the employment agreement; (vi) willful failure to cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities, after being instructed by Viacom to cooperate; (vii) willful destruction or failure to preserve documents or other material known to be relevant to such an investigation; or (viii) willful inducement of others to fail to cooperate in any investigation. We are required to notify the executive after any event that constitutes “Cause” before terminating his or her employment, and in general he or she has 10 business days after receiving notice to cure the event.

Mr. Redstone’s employment agreement does not contain a definition of “cause.” The standard applicable to him with respect to his outstanding equity grants would be the definition of “cause” contained in the LTMIP. This definition is generally consistent with the definition in the employment agreements for Messrs. Fricklas and Tortoroli and Ms. White, except that the LTMIP definition does not include a notice requirement or a cure period.

Resignation for “Good Reason.”  Our employment agreements for Messrs. Dauman and Dooley provide that the executive would have “Good Reason” to terminate employment in any of the following circumstances: (i) if we assign duties inconsistent with his current positions, duties or responsibilities or if we change the parties to whom each reports; (ii) if we remove him from, or fail to re-elect him to, his position; (iii) if he is not re-elected to the board of directors; (iv) if we reduce his salary, target bonus or other compensation levels; (v) if we require him to be based anywhere other than the New York metropolitan area; or (vi) if we breach any of our obligations under the employment agreement. Messrs. Dauman and Dooley generally are required to notify us within 30 days after becoming aware of the occurrence of any event that constitutes Good Reason, and in general we have 30 days to cure the event.

Mr. Fricklas generally would have “Good Reason” to terminate his employment in any of the following circumstances: (i) if we assign him duties inconsistent with his current position, duties or responsibilities; (ii) if we withdraw material portions of his duties or change his reporting relationship such that he does not report directly and solely to the chief executive officer or any chief operating officer; (iii) if we materially breach our material obligations under his employment agreement; or (iv) if his position is relocated outside the New York City metropolitan area. Ms. White generally would have “Good Reason” to terminate her employment in any of the following circumstances: (i) if we assign duties inconsistent with her current position or duties; (ii) if we withdraw material portions of her duties; or (iii) if we materially breach our material obligations under her employment agreement. Mr. Fricklas and Ms. White generally are required to notify us within 30 days after the occurrence of any event that constitutes “Good Reason,” and in general we have 10 business days to cure the event.

Mr. Redstone’s and Mr. Tortoroli’s employment agreements do not include provisions on resignation for “Good Reason.”

Restrictive Covenants.  Our executive employment agreements contain several important restrictive covenants with which an executive must comply following termination of employment. For example, the entitlement of our NEOs to payment of any unpaid portion of the severance amount indicated in the table as owing following a termination without “Cause” or resignation for “Good Reason” is conditioned on the executive’s compliance with covenants not to engage in any business that competes with Viacom and not to solicit certain of our employees. The non-competition covenant continues in effect during a period that will end one year following termination of employment, and the non-solicitation covenant, depending on the level of the employee solicited, continues in effect during a period that will end six months or one year following the executive’s termination of employment. Mr. Fricklas similarly would be bound following termination of employment by a non-competition covenant that will end on May 31, 2010 or, if we terminate his employment without “Cause” or he resigns for “Good Reason,” on the earlier of May 31, 2010 and the first anniversary of his termination, or if we terminate his employment for “Cause,” on the earlier of May 31, 2010 and the 18-month anniversary of his termination, and by a non-solicitation covenant that will continue until May 31, 2011.

Ms. White is subject to substantially the same non-competition and solicitation covenants as Mr. Fricklas, except that Ms. White’s non-competition covenant will end on September 29, 2010, or if we terminate her employment without “Cause” or she resigns for “Good Reason,” the earlier of the end of our payments to her or her waiver of the payments. If we terminate her employment for “Cause” or she resigns other than for “Good Reason,” the non-competition covenant runs until the later of September 29, 2010 or the 18-month anniversary of such termination. Ms. White’s non-solicitation covenant will continue until the later of September 29, 2010 or the 18-month anniversary of her termination for “Cause” or resignation without “Good Reason.”

Mr. Tortoroli is also subject to substantially the same non-competition and solicitation covenants as Ms. White, with February 28, 2011 as the applicable date.

The employment agreements for each of the NEOs other than Mr. Redstone also contain covenants regarding cooperation in litigation proceedings and non-disparagement (these covenants last for one year following termination of employment for Messrs. Dauman, Dooley and Tortoroli and Ms. White and until May 31, 2011 for Mr. Fricklas), covenants regarding non-disclosure of confidential information and recognition of Viacom’s ownership of works of authorship resulting from their services (both of unlimited duration) and covenants concerning the executive’s ability to prepare or assist in the preparation of certain creative works (this covenant lasts for two years following termination of employment for Messrs. Dauman and Dooley, until May 31, 2010 for Mr. Fricklas, and for one year following termination of employment for Ms. White and Mr. Tortoroli). In addition, each of Mr. Fricklas and Ms. White is required to mitigate salary continuation and bonus amounts by seeking other employment, and the amount of these payments will be reduced by any compensation that the executive earns from any source. Mitigation is not required, and no offset shall be made, for 12 months after the date of termination.

As noted earlier, Mr. Redstone’s employment agreement does not provide for any incremental severance or similar payments upon his termination of employment for any reason. His agreement does not provide for restrictive covenants following termination of employment.

Compliance with Section 409A

Our NEOs are “specified employees” for purposes of Section 409A of the Internal Revenue Code. As a result, without triggering adverse consequences, we cannot make payments of “deferred compensation” within the meaning of Section 409A to them within six months of termination of employment, subject to certain exceptions. We have agreed to delay the payment of any amounts required to be delayed for six months until we are permitted to make payment without triggering adverse consequences under Section 409A, and, in the case of Messrs. Dauman and Dooley, to pay interest on the amounts as to which payment was delayed at our highest borrowing rate in effect on the termination date.

Potential Excise Tax Gross-Up

If Viacom were to experience a change-in-control within the meaning of Section 280G of the Code, and the employment of Messrs. Dauman or Dooley terminated in connection with the change-in-control, certain of the payments or benefits we owe Messrs. Dauman and Dooley may be subject to excise tax under Section 4999 of the Code. We have agreed to pay directly or reimburse them for any such excise tax (including interest and penalties) that is imposed and to make an additional cash payment (a “gross-up” payment) that will place them in the same after-tax economic position that they would have been in if the payment or benefit had not been subject to the excise tax.

The amounts we estimate for the excise tax and gross-up payment are set forth in footnote (6) to the table under “Termination without ‘Cause’ or Resignation for ‘Good Reason’” above, based on the assumption that Viacom had experienced a change-in-control within the meaning of Section 280G on December 31, 2008, and that Mr. Dauman’s and Mr. Dooley’s employment terminated in connection with that change-in-control. These amounts are calculated based on an excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate, a 6.85% state income tax rate and, in the case of Mr. Dauman, a 3.648% New York City tax rate. We also assumed that no amounts owed would be discounted as attributable to reasonable compensation and did not attribute any value to their agreement to a non-competition or any other restrictive covenants.

EQUITY COMPENSATION PLAN INFORMATION

We grant equity awards to employees under the Viacom Inc. 2006 Long-Term Management Incentive Plan, as amended and restated December 2, 2008 (the “LTMIP”), and to Outside Directors under the Viacom Inc. 2006 Stock Option Plan for Outside Directors and the Viacom Inc. 2006 RSU Plan for Outside Directors. The director plans both use the same share reserve. Each of these equity compensation plans was approved by Former Viacom as our sole stockholder prior to the separation and became effective at the time of the separation.

The following table sets forth certain information as of December 31, 2008 concerning the shares of Class B common stock authorized for issuance under these equity compensation plans. No shares of Class A common stock are authorized for issuance under the equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
LTMIP	41,819,213	$48.15	44,799,727	(1)
Director Plans	199,493	$47.89	374,386	(2)
Total	42,018,706	$48.15	45,174,113

(1)	Includes as of December 31, 2008 (a) 4,243,427 shares reserved for issuance of outstanding restricted share units and performance share units and (b) 40,556,300 shares reserved for future issuance of stock options, restricted share units, performance share units and/or other equity awards.

(2)	Includes as of December 31, 2008 (a) 24,027 shares reserved for issuance of outstanding restricted share units and (b) 350,359 shares reserved for future issuance of stock options and restricted share units to Outside Directors.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent Viacom specifically incorporates such information by reference.

The Audit Committee Charter states that the purpose of the Audit Committee is to oversee the accounting and financial reporting processes of Viacom and the audit of Viacom’s consolidated financial statements. The Audit Committee also assists the Board’s oversight of:

•	the quality and integrity of Viacom’s consolidated financial statements and related disclosures;

•	Viacom’s compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of Viacom’s internal audit function and independent auditor.

Under the Charter, the Audit Committee’s authorities and duties include, among other things:

•

direct responsibility for the appointment, retention, termination, compensation and oversight of the work of the independent auditor, which reports directly to the Committee, and the sole authority to pre-approve all services provided by the independent auditor;

•	reviewing and discussing Viacom’s annual audited financial statements, quarterly financial statements and earnings releases with management and its independent auditor;

•	reviewing the internal audit function’s organization, responsibilities, audit plan and results;

•	reviewing with management, the internal auditor and the independent auditor the effectiveness of Viacom’s internal control over financial reporting and disclosure controls and procedures; and

•	reviewing with management material legal matters and the effectiveness of Viacom’s procedures to ensure compliance with legal and regulatory requirements.

The Audit Committee also discusses certain matters with the independent auditor on a regular basis, including Viacom’s critical accounting policies, certain communications between the independent auditor and management, and the qualifications of the independent auditor.

Viacom’s management is responsible for the preparation of its consolidated financial statements, the financial reporting processes and maintaining effective internal control over financial reporting. The independent auditor is responsible for performing an audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and expressing an opinion on the conformity of the audited consolidated financial statements to U.S. generally accepted accounting principles (“U.S. GAAP”). The Audit Committee monitors and oversees these processes.

As part of its oversight role, the Audit Committee has reviewed and discussed with management and Viacom’s independent auditor, PricewaterhouseCoopers LLP (“PwC”), Viacom’s audited consolidated financial statements for the year ended December 31, 2008 and disclosures under “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in Viacom’s Annual Report on Form 10-K for the year ended December 31, 2008.

The Audit Committee has also discussed with PwC all required communications, including the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended and adopted by the PCAOB in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from PwC required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence) and has discussed with PwC the firm’s independence from Viacom.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Viacom’s Annual Report on Form 10-K for the year ended December 31, 2008.

Members of the Audit Committee

Frederic V. Salerno, Chair

Blythe J. McGarvie

Charles E. Phillips, Jr.

SERVICES PROVIDED BY THE INDEPENDENT AUDITOR AND FEES PAID

Audit Committee Pre-Approval of Services Provided by PwC

All audit and non-audit services provided to us by PwC in 2008 were pre-approved by either our full Audit Committee or the Chair of the Audit Committee. Under our pre-approval policies and procedures in effect during 2008, the Chair was authorized to pre-approve the engagement of PwC to provide certain specified audit and non-audit services, and the engagement of any accounting firm to provide certain specified audit services, up to a maximum amount of $200,000 per engagement, with the total amount of such authorizations outstanding that have not been reported to the Audit Committee not to exceed an aggregate of $750,000. The Audit Committee received regular reports on the engagements approved by the Chair pursuant to this delegation.

PwC Fees

The following table sets forth the fees paid by us and our subsidiaries for services rendered by PwC for the years ended December 31, 2008 and December 31, 2007.

	2008	2007
Audit Fees(1)	$11,555,000	$11,258,700
Audit-Related Fees(2)	843,500	509,832
Tax Fees(3)	1,129,270	706,355
All Other Fees(4)	31,750	37,100
Total	$13,559,520	$12,511,987

(1)	Represents audit fees billed for each of 2008 and 2007. Audit fees in 2008 reflect the audit of our financial statements and statutory audits. Audit fees in 2007 reflect the audit of our financial statements, statutory audits and services provided in connection with SEC filings, including responses to SEC comment letters. The 2007 amount has been adjusted to include an additional $579,754 paid in mid-2008 in connection with services for statutory audits.

(2)	Represents audit-related fees billed in each of 2008 and 2007. Audit-related fees in 2008 principally related to services in connection with agreed upon procedures, financial statement audits of employee benefit plans and reviews of controls surrounding accounting information systems. Audit-related fees in 2007 principally related to services in connection with financial due diligence, financial statement audits of employee benefit plans and reviews of controls surrounding accounting information systems.

(3)	Represents tax fees billed in each of 2008 and 2007. Tax fees in 2008 principally related to domestic and international tax compliance, transfer pricing and other consulting services. Tax fees in 2007 principally related to domestic and international tax compliance, transfer pricing and other consulting services.

(4)	Represents all other fees billed in each of 2008 and 2007. All other fees in 2008 and 2007 principally related to PwC reference materials, seminars and publications purchased by us.

ITEM 2 – RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITOR

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the independent auditor of our consolidated financial statements for the year ending December 31, 2009, subject to stockholder ratification. The Audit Committee has reviewed PwC’s independence from us as described in the “Report of the Audit Committee.” In appointing PwC as our independent auditor for the year ending December 31, 2009, and in recommending that our stockholders ratify the appointment, the Audit Committee has considered whether the non-audit services provided by PwC were compatible with maintaining PwC’s independence from us and has determined that such services do not impair PwC’s independence.

Representatives of PwC are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so. They will also be available to respond to questions at the Annual Meeting.

In accordance with the Board’s recommendation, the proxy holders will vote the shares of Class A common stock covered by the respective proxies FOR the ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent auditor for 2009, unless the stockholder gives instructions to the contrary.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent auditor for 2009.

OTHER MATTERS

Stockholders will receive future Viacom proxy statements, annual reports and other stockholder communications electronically instead of by mail, unless you have advised us that you prefer to receive a printed copy. Stockholders who have previously enrolled in electronic delivery of shareholder communications will continue to receive their materials electronically. This helps us reduce the use of paper and other resources, and lower our printing, postage and other costs. We highly recommend that you receive electronic delivery of these documents. You can elect to participate in electronic delivery of such materials when you vote on the Internet. You can also enroll at www.icsdelivery.com/viacom.

As of the date of this proxy statement, management does not intend to present and has not been informed that any other person intends to present any matter for action not specified in this proxy statement. If any other matters properly come before the Annual Meeting, it is intended that the proxy holders will act on those matters in accordance with their best judgment.

In order for proposals by stockholders to be considered for inclusion in the proxy card and proxy statement relating to the 2010 Annual Meeting of Stockholders, such proposals must be received on or before December 18, 2009 at our principal executive offices at 1515 Broadway, New York, NY 10036-5794, attention: Michael D. Fricklas, Secretary.

By Order of the Board of Directors,

MICHAEL D. FRICKLAS
Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

We have sent or are sending the Notice of Internet Availability of Proxy Materials, which indicates that this Notice of 2009 Annual Meeting of Stockholders and Proxy Statement, our Stockholder Letter and our Annual Report on Form 10-K for the year ended December 31, 2008, with financial statements and schedules thereto, will be made available at http://proxymaterials.viacom.com. If you wish to receive paper or e-mail copies of any of these materials, please follow the instructions on your Notice of Internet Availability of Proxy Materials. These materials are also available on our website at www.viacom.com.

VIACOM INC. 1515 BROADWAY NEW YORK, NY 10036

VOTE BY MAIL

Mark, sign and date this proxy card and return it in the enclosed postage prepaid envelope so that it is received prior to the Annual Meeting on June 4, 2009.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions up until 11:59 p.m., Eastern Daylight Time, on June 3, 2009 (June 2, 2009 for 401(k) plan participants). Have this proxy card in hand when you access the website and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

If you live in the United States or Canada, use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Daylight Time, on June 3, 2009 (June 2, 2009 for 401(k) plan participants). Have this proxy card in hand when you call and then follow the recorded instructions.

Your telephone or Internet vote authorizes the proxy holders to vote the shares represented by this proxy in the same manner as if you returned the proxy card. If you have submitted your proxy by telephone or the Internet there is no need for you to return this proxy card.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to help reduce our use of paper and other resources, you can consent to receive all future Viacom stockholder communications electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

DETACH PROXY HERE IF YOU ARE NOT VOTING BY TELEPHONE OR THE INTERNET AND MARK BELOW IN BLUE OR BLACK INK AS FOLLOWS:

ˆ	ˆ	M11936	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VIACOM INC.					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board recommends a vote FOR matters 1 and 2.
1.	The election of 11 directors:				☐	☐	☐
	Nominees:
	01)	George S. Abrams	07)	Charles E. Phillips, Jr.
	02)	Philippe P. Dauman	08)	Shari Redstone
	03)	Thomas E. Dooley	09)	Sumner M. Redstone
	04)	Alan C. Greenberg	10)	Frederic V. Salerno
	05)	Robert K. Kraft	11)	William Schwartz
	06)	Blythe J. McGarvie

			For	Against	Abstain

2. Ratification of the appointment of PricewaterhouseCoopers LLP to serve as independent auditor for Viacom Inc. for 2009.			☐	☐	☐

Please sign exactly as your name(s) appear(s) on this proxy card. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐		Yes	No

MATERIALS ELECTION

As of July 1, 2007, SEC rules permit companies to send you a notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. Check the box to the right if you want to receive future proxy materials by mail, at no cost to you.

☐		Please indicate if you plan to attend this meeting. If you check "yes", an admission ticket will be sent to you.	☐	☐
Please sign, date and return this proxy card in the enclosed postage prepaid envelope.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice of 2009 Annual Meeting of Stockholders and Proxy Statement, 2008 Annual Report on Form 10-K and Stockholder Letter are available at http://proxymaterials.viacom.com.

M11937

VIACOM INC.

1515 Broadway

New York, New York 10036

2009 Annual Meeting Proxy Card

          The undersigned hereby appoints PHILIPPE P. DAUMAN and MICHAEL D. FRICKLAS, and each of them, as proxy holders with full power of substitution, to represent and to vote on behalf of the undersigned all of the shares of Class A Common Stock of Viacom Inc. represented by this proxy at the 2009 Annual Meeting of Stockholders to be held on Thursday, June 4, 2009, at Viacom Inc.'s corporate headquarters located at 1515 Broadway (enter on 44th St.), New York, New York, beginning at 10:30 a.m., Eastern Daylight Time, and at any adjournments or postponements thereof, on the matters set forth on the reverse side as more fully described in the Notice of 2009 Annual Meeting of Stockholders and Proxy Statement.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VIACOM INC. THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY RECEIVED PRIOR TO THE MEETING, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.

          You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Board of Directors recommends a vote FOR matters (1) and (2). Therefore, unless otherwise specified, the vote represented by this proxy will be cast FOR matters (1) and (2). The proxy holders are directed to vote as specified on the reverse side hereof and in their discretion on all other matters.

          Attention 401(k) plan participants: If you hold shares of Viacom Inc. Class A Common Stock through the Viacom 401(k) plan, you should complete, sign and return this proxy card to instruct the trustee of the plan how to vote these shares. Your proxy must be received no later than 11:59 p.m., Eastern Daylight Time, on June 2, 2009 so that the trustee of the plan (who votes the shares on behalf of plan participants) has adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Viacom Inc. c/o Broadridge 51 Mercedes Way
(Continued, and to be signed and dated on the reverse side.) Edgewood, NY 11717